Exhibit 4.1

CENTURY ALUMINUM
COMPANY,
as Issuer

the GUARANTORS party hereto

and

WILMINGTON TRUST,
National Association,
as Trustee and Noteholder Collateral
Agent

Indenture

Dated as of July 22, 2025

6.875% Senior Secured Notes
due 2032

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
(c)	Not Applicable
311(a)	7.03
(b)	7.03
(c)	Not Applicable
312(a)	13.02
(b)	13.02
(c)	13.02
313(a)	7.06
(b)	7.06
(c)	7.05, 7.06
(d)	7.06
314(a)	4.17, 4.18
(b)	4.18, 12.06
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	Not Applicable
(d)	12.05, 12.06
(e)	13.05
(f)	Not Applicable
315(a)	7.02
(b)	7.02
(c)	7.01, 7.02
(d)	7.02
(e)	6.12
316(a)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	Not Applicable
(b)	6.07
(c)	Not Applicable
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.03
318(a)	13.01

TABLE OF CONTENTS

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Supplemental Indenture
EXHIBIT C	Restricted Legend
EXHIBIT D	DTC Legend
EXHIBIT E	Regulation S Certificate
EXHIBIT F	Rule 144A Certificate
EXHIBIT G	Institutional Accredited Investor Certificate
EXHIBIT H	Certificate of Beneficial Ownership
EXHIBIT I	Temporary Offshore Global Note Legend
EXHIBIT J	Form of Intercreditor Agreement
EXHIBIT K	Form of Collateral Agency Agreement
EXHIBIT L	Original Stock Certificates

INDENTURE, dated as of July 22, 2025, among Century Aluminum Company, a Delaware corporation, as the Company, the Guarantors party hereto and Wilmington Trust, National Association, a national banking association, as Trustee and Noteholder Collateral Agent.

RECITALS

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of $400,000,000 aggregate principal amount of the Company’s 6.875% Senior Secured Notes due 2032 and if and when issued, any Additional Notes (the “Notes”). All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes (in the case of the Additional Notes, when duly authorized), when executed by the Company and authenticated and delivered by the Trustee under this Indenture and duly issued by the Company, the valid obligations of the Company as hereinafter provided.

In addition, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes. All things necessary to make this Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Note Guarantees, when the Notes are executed by the Company and authenticated and delivered by the Trustee under this Indenture and duly issued by the Company, the valid obligations of such Guarantor as hereinafter provided.

This Indenture is subject to, and will be governed by, the provisions of the Trust Indenture Act that are required to be a part of and govern indentures qualified under the Trust Indenture Act.

THIS INDENTURE FURTHER WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

Article 1
Definitions And Incorporation By Reference

Section 1.01.     Definitions.

“Acquired Debt” means (i) Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary or (ii) Debt incurred as an assumed liability in connection with the acquisition of related assets, in each case not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary or the assets being acquired.

“Additional Notes” means any Notes issued under this Indenture in addition to the Original Notes, having the same terms in all respects as the Original Notes, or the same terms in all respects except with respect to interest paid or payable on or prior to the first Interest Payment Date after the issuance of such Additional Notes.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent or Authenticating Agent.

“Agent Member” means a member of, or a participant in, the Depositary.

“Applicable Authorized Representative” has the meaning assigned to such term in the Collateral Agency Agreement.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of (1) 1.0% of the principal amount of such Note; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note on August 1, 2028 (as stated in the table set forth in Section 3.01(a)), plus (ii) all required interest payments due on such Note through August 1, 2028 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction or Sale and Leaseback Transaction and including any sale or issuance of Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1)            a disposition to the Company or a Wholly Owned Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary (in the case of any Collateral, provided that such Collateral shall continue to comprise Collateral subject to the Collateral Agreements on terms substantially no less favorable to the Holders of the Notes than those in existence immediately prior to such transfer);

(2)            (A) the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, (ii) inventory or other assets acquired or produced and held for sale or resale in the ordinary course of business, (iii) damaged, worn-out, obsolete or other assets not currently employed in the operation of the Company’s business, or (iv) rights granted to others pursuant to leases, subleases or licenses and (B) the disposition by Century Aluminum of Kentucky General Partnership of power in the ordinary course of business;

(3)            the sale or discount of accounts receivable (including receivables due from Affiliates) arising in the ordinary course of business in connection with the compromise or collection thereof;

(4)            any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(5)            a transaction that is governed by Section 5.01;

(6)            a Restricted Payment permitted under Section 4.07 or a Permitted Investment;

(7)            any disposition in a transaction or series of related transactions of assets with a fair market value of less than $25.0 million;

(8)            any disposition of Equity Interests of an Unrestricted Subsidiary;

(9)            the granting of a Lien, other than in connection with a Sale and Leaseback Transaction, if the Lien is granted in compliance with Section 4.08;

(10)           any disposition of (a) any part or all of the Equity Interests of any Legacy Domestic Subsidiary, or any part or all of the assets of any Legacy Domestic Subsidiary, or (b) any Equity Interests of any Joint Venture that is not a Restricted Subsidiary; provided that, in each of clauses (a) and (b), the disposition is for fair market value, as determined in good faith by the Board of Directors, and any Net Cash Proceeds from such disposition (treated as if it were an Asset Sale) shall be applied as set forth under paragraphs (c) and (d) of Section 4.13;

(11)           the settlement or termination of any Hedging Agreement; and

(12)           up to $100.0 million of the aggregate proceeds of any disposition, directly or indirectly, of the equity interests in Century Aluminum of Kentucky General Partnership or of the property, plant, equipment or other assets used in the Company’s Hawesville smelter operations.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Authenticating Agent” refers to a Person engaged to authenticate the Notes in the stead of the Trustee.

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products, determined for each scheduled principal payment of such Debt occurring after the date of determination, of (x) the number of years from the date of determination to the date of such principal payment, and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“bankruptcy default” has the meaning assigned to such term in Section 6.01.

“Board of Directors” means the board of directors or comparable governing body of the Company, or any committee thereof duly authorized to act on its behalf.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors which, as of the date of any certification thereof, remains in full force and effect.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the city where the Corporate Trust Office of the Trustee is located are authorized by law to close.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Equivalents” means

(1)            United States dollars, or money in other currencies received in the ordinary course of business,

(2)            U.S. Government Obligations and obligations of any agency of the U.S. Government rated AAA by S&P and Aaa by Moody’s at the time of acquisition, in each case with maturities not exceeding one year from the date of acquisition,

(3)            (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated at least “A-2” by S&P or at least “P-2” by Moody’s,

(4)            repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5)            commercial paper rated at least P-1 by Moody’s or A-1 by S&P at the time of acquisition and maturing within six months after the date of acquisition,

(6)            money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above, and

(7)            in the case of any Foreign Restricted Subsidiary, substantially similar investments made in the ordinary course of business and denominated in the currency of any location where the Foreign Restricted Subsidiary conducts business.

“Certificate of Beneficial Ownership” means a certificate substantially in the form of Exhibit H.

“Certificated Note” means a Note in registered individual form without interest coupons.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Issue Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any governmental authority after the Issue Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the Issue Date.

“Change of Control” means:

(1)            the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, (in each case, unless such other Person is a Permitted Holder) unless holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(2)            any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company (other than through the creation of a holding company for the Company that does not involve a change in the beneficial ownership of the Company as a result of the transaction); provided that indirect beneficial ownership of more than 40% of the total voting power of the Voting Stock of the Company through direct or indirect ownership of Voting Stock or Capital Stock of Glencore shall not be deemed to constitute a Change of Control;

(3)            at any time during any period of two consecutive years after the Issue Date, individuals who at the beginning of any such period constituted the board of directors of the Company, together with any new directors (i) whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) who were appointed by or nominated for election by Glencore, cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(4)            the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Collateral” means, collectively, the following assets of the Company or any Guarantor, whether now owned or hereafter arising or acquired, in each case subject to Permitted Liens and exceptions and encumbrances described in the Collateral Agreements:

(i) all property, plant and equipment of the Company and the Guarantors (the “PP&E”) other than (a) any item constituting PP&E that the Company determines to exclude from the Collateral; provided that the aggregate book value of the items excluded pursuant to this clause (a) at any time outstanding does not exceed 5% of the aggregate book value of all PP&E of the Company and the Guarantors owned at the time of any such exclusion, (b) motor vehicles, (c) any individual item of moveable equipment (including office equipment) with a book value, as of the time of exclusion, of less than $10,000 per item, and (d) equipment that is subject to a Lien or lease that prohibits the creation or perfection of security interests therein;

(ii) all Equity Interests in Subsidiaries directly owned by the Company or any Guarantor; provided that upon the occurrence of a Specified Tax Event, a portion of the Equity Interests in any Foreign Subsidiaries or Foreign Holding Company directly owned by the Company or any Guarantor that then constitute Collateral shall be automatically released so that only 65% of Equity Interests in any Foreign Subsidiaries or Foreign Holding Company directly owned by the Company or any Guarantor shall constitute Collateral thereafter; and

(iii) proceeds of the foregoing, including without limitation all moneys deposited in the Collateral Proceeds Account.

“Collateral Account Control Agreement” means the Collateral Account Control Agreement dated as of the Issue Date among the Company, the Noteholder Collateral Agent and Wilmington Trust, National Association, as the depository bank as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Agreements” means, collectively, (i) the Security Agreement, (ii) the Mortgages, (iii) the Collateral Agency Agreement (iv) the Collateral Account Control Agreement and (v) the other security agreements, pledge agreements, mortgages, deeds of trust and similar instruments among the Company, the Guarantors and, as the case may be, the Noteholder Collateral Agent, from time to time each as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the Issue Date among the Company, the other grantors party thereto, the Trustee and the Noteholder Collateral Agent, substantially in the form of Exhibit K hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Proceeds Account” has the meaning assigned to such term in Section 12.03.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor under this Indenture and the Notes pursuant to Section 5.01.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1)            the net income (or loss) of any Person that is not a Restricted Subsidiary or is accounted for by the equity method of accounting, except to the extent of the lesser of

(x)            the dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and

(y)            the Company’s pro rata share of such Person’s net income earned during such period;

(2)            any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)            the net income (or loss) of any Restricted Subsidiary (other than Grundartangi, Helguvik and any Nordural Holding Company) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (provided that any loss of such Person for the relevant period shall be included in calculating Consolidated Net Income to the extent of the amount of cash Investments in such Person (whether by loan, capital contribution or otherwise) made during the relevant period by the Company or any of its other Restricted Subsidiaries), provided further that if the declaration or payment of dividends or similar distributions by any Restricted Subsidiary would have been permitted at the end of the relevant period, the net income of such Restricted Subsidiary shall be included for the entire relevant period;

(4)            any net after-tax gains and losses attributable to Asset Sales;

(5)            (a) any net after-tax extraordinary gains and losses determined in accordance with GAAP and any gains or losses in connection with the early retirement of Debt and (b) any impairment charge incurred after the Prior Notes Issue Date;

(6)            the cumulative effect of a change in accounting principles;

(7)            any after-tax amortization expense attributable to the Agreement for Electric Service dated July 15, 1998 with Green River Company related to the Company’s Hawesville Facility to the extent that such expense represents amortization of the value attributed thereto in connection with the purchase of the Hawesville Facility by the Company or its Restricted Subsidiaries;

(8)            any after-tax non-cash losses or gains, determined in accordance with GAAP, relating to Hedging Agreements until such time as such agreements are settled (at which time such losses or gains shall be included);

(9)            any after-tax non-cash losses or gains related to the write-up or write-down of inventory to reflect a change in market value of such inventory until such time as such inventory is sold (at which time such losses or gains shall be included);

(10)            any EON Non-Cash Interest Expense; and

(11)            any amortization of debt issuance costs excluded from Interest Expense.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.

“Consolidated Total Debt” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Debt of the Company and its Restricted Subsidiaries on a consolidated basis referred to in clauses (1) to (6) of the definition thereof, and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of this Indenture is located at 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402.

“Debt” means, with respect to any Person, without duplication,

(1)            all indebtedness of such Person for borrowed money;

(2)            all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)            all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within three Business Days;

(4)            all obligations of such Person to pay the deferred and unpaid purchase price of property or services to the extent recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5)            all obligations of such Person as lessee under Capital Leases and all Attributable Debt;

(6)            all Debt of other Persons Guaranteed by such Person (including by securing such Debt by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person) to the extent so Guaranteed, other than a Limited Recourse Guarantee; and

(7)            all obligations of such Person under Hedging Agreements.

The amount of Debt on any date of determination of any Person under clauses (1) through (7) will be deemed to be:

(A)            with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B)            with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C)            with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D)            with respect to any Hedging Agreements, the net amount payable, if any, by such Person, if such Hedging Agreement terminated at that time due to default by such Person; and

(E)            otherwise, the outstanding principal amount thereof.

The principal amount of any Debt or other obligation that is denominated in any currency other than United States dollars (after giving effect to any Hedging Agreement in respect thereof) shall be the amount thereof, as determined pursuant to the foregoing sentence, converted into United States dollars at the Spot Rate in effect on the date of determination. For this purpose, “Spot Rate” means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as published in The Wall Street Journal on the Business Day immediately preceding the date of determination or, if that rate is not available in that publication, as determined in any publicly available source of similar market data. For the avoidance of doubt, any obligation to deliver finished product or tolling services within six months of prepayment for such finished product or services shall not constitute Debt.

“Debt to Total Capitalization Ratio” means, as of any date of determination, the ratio of (x) Total Consolidated Indebtedness of the Issuer and the Restricted Subsidiaries to (y) the sum of (i) total Indebtedness of the Issuer and the Restricted Subsidiaries and (ii) total equity of the Issuer and the Restricted Subsidiaries, in each case, on a consolidated basis as reflected on the most recently available quarterly balance sheet of the Issuer prepared in accordance with GAAP immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the Notes or the creditworthiness of the Company or any one or more of the Restricted Subsidiaries (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Depositary” means the depositary of each Global Note, which will initially be DTC.

“Disinterested Directors” has the meaning assigned to such term in Section 4.14.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are:

(1)            required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Equity Interests, or

(2)            convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if those provisions

(A)            are no more favorable to the Holders than Section 4.12 and Section 4.13, and

(B)            specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the Notes as required by this Indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Subsidiary” means any Subsidiary formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof other than Virgin Islands Alumina Corporation LLC.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“DTC” means The Depository Trust Company, a New York corporation, and its successors.

“DTC Legend” means the legend set forth in Exhibit D.

“EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)            Fixed Charges, plus

(2)            as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP:

(A) provision for income taxes based on income (or similar taxes in lieu of income taxes), profits or capital, including, without limitation, federal, foreign, state, local, franchise, excise and similar taxes; and

(B) depreciation, amortization and all other non-cash items, plus

(3)            the aggregate amount of all pot-lining expenditures during such period that were expensed but, in conformity with GAAP, would be permitted to be reflected as capitalized costs on the Company’s consolidated balance sheet; plus

(4)            the amount of any restructuring charges, integration costs or other business optimization expenses, including any one-time costs incurred in connection with acquisition or disposition transactions or related to closure and/or consolidation of facilities; plus

(5)            any net loss from disposed or discontinued operations; plus

(6)            any other non-cash charges, including any write-offs or write-downs (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); less

(7)            all non-cash items increasing Consolidated Net Income (not including non-cash items in a period which reflect cash income received or to be received in another period);

provided that, with respect to any Restricted Subsidiary, such items (1) and (2)(A) and (B) will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“EON Non-Cash Interest Expense” means interest expense attributable to the contingent liability associated with the termination of the power contracts for the Hawesville facility described in the Offering Circular, to the extent not paid in cash on or prior to the date of determination.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restriction or requirement, or any written agreement with any governmental authority, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means any public or private sale, after the Issue Date, of Qualified Stock of the Company, other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Excluded Property” means all assets of the Company and its direct or indirect Subsidiaries that do not constitute Collateral.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“filed” means the filing of any information with the Commission, whether such information is considered filed or furnished by the applicable Commission rules.

“First Lien Collateral Agent” means the collateral agent for the First Lien Indebtedness, and its successors.

“First Lien Indebtedness” means any Debt, commitments to lend, obligations with respect to letters of credit and other obligations relating thereto (including interest, fees, expenses, indemnities and reimbursement obligations) of the Company or any of the Guarantors that is secured by Liens on the Collateral that are higher in priority than the Second-Priority Liens securing the Notes and Note Guarantees in a manner permitted by this Indenture.

“First-Priority Lien Obligations” means the Obligations secured by First-Priority Liens on the Collateral.

“First-Priority Liens” means any Liens created by the Company or any of the Guarantors on the Collateral securing any First Lien Indebtedness.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x)            the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to Section 4.17 (whether through filing of a Form 10-Q or a Form 10-K for such period or an earnings release filed on Form 8-K) or, in the case of periods prior to the Issue Date, filed with the Commission (the “reference period”) to

(y)            the aggregate Fixed Charges during such reference period.

In making the foregoing calculation,

(1)            pro forma effect will be given to any Debt or Disqualified or Preferred Stock Incurred during or after the reference period to the extent the Debt or Disqualified or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt or Disqualified or Preferred Stock had been Incurred on the first day of the reference period;

(2)            pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement protecting against fluctuations in interest rates applicable to the Debt, if the Hedging Agreement protecting against fluctuations in interest rates has a remaining term of at least 12 months or, if less, a remaining term equal to the remaining term of such Debt) had been the applicable rate for the entire reference period;

(3)            Fixed Charges related to any Debt or Disqualified or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded; and

(4)            pro forma effect will be given to

(A)            the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B)            the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries during the reference period or subsequent to such reference period and prior to or simultaneously with the event giving rise to such calculation, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C)            the discontinuation of any discontinued operations that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

For purposes of making the above calculation, whenever pro forma effect is to be given to any pro forma event (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, without duplication, cost savings and operating expense reductions and other operating improvements or synergies that have been or are expected, in the reasonable judgment of such financial or accounting officer as set forth in an Officer’s Certificate, to be realized within 18 months from the effective date of the applicable pro forma event which is being given pro forma effect (in each case as though such operating expense reductions and other operating improvements or synergies had been realized on the first day of the applicable four-quarter period); provided that the aggregate amount of adjustments made pursuant to this sentence shall at no time exceed 25% of EBITDA for such period, after giving pro forma effect thereto.

To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Fixed Charges” means, for any period, the sum of

(1)            Interest Expense for such period; and

(2)            the product of

(x)            cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock of the Company or Disqualified Stock or Preferred Stock of a Restricted Subsidiary, except for dividends payable solely, or solely at the Company’s option, in the Company’s Qualified Stock or paid to the Company or to a Wholly Owned Restricted Subsidiary; and

(y)            a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries;

provided that, with respect to any Restricted Subsidiary, its Fixed Charges will be included for purposes of calculating the Fixed Charge Coverage Ratio only to the extent and in the same proportion that the relevant Restricted Subsidiary’s Fixed Charges were included in calculating EBITDA.

“Foreign Holding Company” means any Domestic Restricted Subsidiary that owns no material assets other than Equity Interests or other Investments in Foreign Subsidiaries.

“Foreign-Owned Parent Holding Company” means any Parent Holding Company, all of the Equity Interests of which are owned by one or more Foreign Restricted Subsidiaries.

“Foreign Person” means any Person that is formed under the laws of, and 50% or more of its assets are located in, any jurisdiction outside the United States of America.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is formed under the laws of any jurisdiction outside the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date. Notwithstanding the foregoing, all obligations of the Company or any of its Subsidiaries that are or would have been treated as operating leases as determined in accordance with GAAP under FASB ASC 840 (immediately prior to the effectiveness of FASB ASC 842) shall not be treated as capital leases hereunder due to the implementation of FASB ASC 842, whether or not such obligations were in effect as of the date such effectiveness occurred and regardless of whether GAAP after implementation of FASB ASC 842 requires such obligations to be treated as capitalized lease obligations in the financial statements.

“Glencore” means Glencore plc, a corporation organized under the laws of Jersey, and any of its successors.

“Grundartangi” means Nordural Grundartangi ehf and its successors.

“Global Note” means a Note in registered global form without interest coupons.

“Governmental Grants” means any and all funds received or receivable by or on behalf of the Company, its Subsidiaries or the Green Aluminum Smelter Project or any of their respective Affiliates from any federal, state or local government to support the development of the Green Aluminum Smelter Project. Governmental Grants will be deemed receivable when the Company has determined, in its reasonable discretion, that all conditions to payment of such Governmental Grant have been or will be satisfied.

“Green Aluminum Smelter Project” means the green aluminum smelter project announced by the Company in March 2024.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on an arm’s-length basis and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business or indemnities given in connection with any disposition of assets. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) each Domestic Restricted Subsidiary of the Company in existence on the Issue Date other than any Foreign-Owned Parent Holding Company, Foreign Holding Company or Immaterial Domestic Subsidiary and (ii) each Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to this Indenture providing for the guarantee of the payment of the Notes, or any successor obligor under its Note Guarantee pursuant to Section 5.02, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to this Indenture.

“Hawesville” means Century Aluminum of Kentucky General Partnership and/or substantially all of its assets.

“Hawesville Facility” means the Company’s aluminum reduction facility located in Hawesville, Kentucky.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in commodity or raw material prices, including any commodity forward sales contract at a fixed price.

“Helguvik” means Nordural Helguvik ehf and its successors.

“Holder” or “Noteholder” means the registered holder of any Note.

“IAI Global Note” means a Global Note sold to Institutional Accredited Investors bearing the Restricted Legend.

“Iceland Credit Facility” means the Revolving Credit Facility, dated November 27, 2013, between Nordural Grundartangi ehf, as borrower, and Landsbankinn hf, together with any related documents (including any security documents and guarantee agreements), as such agreement has been and may be amended, modified, restated, supplemented, extended, renewed, refinanced or replaced or substituted from time to time, including any subsequent refinancings, replacements or substitutions, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of a prior credit facility.

“Immaterial Domestic Subsidiaries” means each of Mt. Holly Commerce Park, LLC, Century Aluminum of West Virginia, Inc., Virgin Islands Alumina Corporation LLC, Century California, LLC, Hancock Aluminum LLC, Century Aluminum of Kentucky LLC and Century Louisiana, Inc.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.06, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.10 or Section 4.13. The accretion of original issue discount or payment of interest in kind will not be considered an Incurrence of Debt.

“Indenture” means this indenture, as amended or supplemented from time to time.

“Initial Purchasers” means the initial purchasers party to a purchase agreement with the Company relating to the sale of the Notes by the Company.

“Institutional Accredited Investor” means an institutional “accredited investor” (as defined in Rule 501(a), (2), (3) or (7) of Regulation D under the Securities Act.)

“Institutional Accredited Investor Certificate” means a certificate substantially in the form of Exhibit G hereto.

“Intercreditor Agreement” means the Intercreditor Agreement, in the form attached as Exhibit J to this Indenture, to be entered into at a future date, if at all, between the Noteholder Collateral Agent and the First Lien Collateral Agent, acknowledged by the Company and the Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication,

(i)      interest expense attributable to Sale and Leaseback Transactions; plus

(ii)     amortization of debt discount and debt issuance costs (other than debt discount and debt issuance costs incurred in connection with the offering of the Notes and any other debt issuance costs incurred prior to the Issue Date, which costs shall be excluded from Interest Expense); provided that expenses relating to the early retirement of Debt shall not be deemed Debt issuance costs; plus

(iii)   capitalized interest; plus

(iv)   non-cash interest expense; plus

(v)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; plus

(vi)   net payments made, or less net payments received, pursuant to Hedging Agreements (other than Hedging Agreements relating to commodities or raw materials), and amortization of fees in respect thereof; provided that (a) such Hedging Agreement was entered into for the purpose of hedging interest rate or currency rate risk with respect to Debt of the Company (the “underlying Debt”) and (b) payments made or received in respect of hedges of the principal amount of the underlying Debt shall be excluded; plus

(vii)   any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries (other than Non-Recourse Debt of a Joint Venture Guaranteed solely pursuant to a Limited Recourse Guarantee); minus

(viii)   interest income calculated in accordance with GAAP; and minus

(ix)     EON Non-Cash Interest Expense.

“Interest Payment Date” means each August 1 and February 1 of each year, commencing February 1, 2026.

“Investment” means, for any Person,

(1)            any direct or indirect advance, loan or other extension of credit to another Person,

(2)            any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3)            any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4)            any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 4.16, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch, or any other equivalent investment grade rating by any Rating Agency.

“Issue Date” means the date on which the Original Notes are originally issued under this Indenture.

“Joint Venture” means any joint venture or partnership between the Company or any Restricted Subsidiary and any other Person (other than an Unrestricted Subsidiary), whether or not such joint venture or partnership is a Subsidiary of the Company or any Restricted Subsidiary.

“Joint Venture Holding Company” means any Subsidiary of the Company the activities of which are limited, directly or indirectly, to making and owning Equity Interests and other Investments in a Joint Venture or Unrestricted Subsidiary and activities incidental thereto, including participation in financing arrangements of such Joint Venture or Unrestricted Subsidiary (but in each case only for so long as its activities are so limited).

“judgment default” has the meaning assigned to such term in Section 6.01.

“Legacy Domestic Subsidiary” means any of the Company’s Domestic Restricted Subsidiaries in existence on the Issue Date so long as such Subsidiary does not directly or indirectly own Equity Interests in, or is the obligee under Debt Incurred by, a Foreign Restricted Subsidiary.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Sale and Leaseback Transaction).

“Limited Recourse Guarantee” means, with respect to any Non-Recourse Debt of a Joint Venture or Unrestricted Subsidiary, any Guarantee of such Debt by any related Joint Venture Holding Company, including a pledge by any such Joint Venture Holding Company of the Capital Stock and other Investments held in such Joint Venture or Unrestricted Subsidiary, provided that in any event such Guarantee and pledge are non-recourse in all respects to the Company and its Restricted Subsidiaries other than such Joint Venture Holding Company.

“Limited Recourse Parent Guarantee” means, with respect to any Debt of a Foreign Restricted Subsidiary, any Guarantee of such Debt by any related Parent Holding Company, including a pledge by any such related Parent Holding Company of the Capital Stock and other Investments held in such Foreign Restricted Subsidiary or any other Parent Holding Company in respect of such Foreign Restricted Subsidiary.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Major Non-Controlling Authorized Representative” has the meaning assigned to such term in the Collateral Agency Agreement.

“Mortgages” means, collectively, (x) the mortgages, deeds of trust and similar instruments required to be granted pursuant to Section 4.19(a) of this Indenture with respect to real property owned by the Company or a Guarantor on the Issue Date and (y) any mortgages, deeds of trust and similar instruments required to be granted pursuant to Section 4.19(b) of this Indenture with respect to real property acquired by the Company or a Guarantor or owned by a future Guarantor after the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1)            brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2)            provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries;

(3)            payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or, except to the extent that any such asset disposed of in such Asset Sale was Collateral, to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4)            appropriate amounts to be provided in conformity with GAAP as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Company or any Restricted Subsidiary immediately prior to such date of determination.

“Non-Controlling Authorized Representative Enforcement Date” has the meaning assigned to such term in the Collateral Agency Agreement.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary (other than a Joint Venture Holding Company) provides any Guarantee and as to which the lenders have agreed or have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary (other than a Limited Recourse Guarantee by a Joint Venture Holding Company) and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary (other than Debt of a Joint Venture Holding Company).

“Non-U.S. Person” means a Person that is not a U.S. person, as defined in Regulation S.

“Nordural Holding Company” means any Restricted Subsidiary of the Company that has no assets and conducts no operations other than the direct or indirect holding of Equity Interests and other Investments in Grundartangi and/or Helguvik and activities incidental thereto, including participation in financing arrangements of Grundartangi and/or Helguvik (but in each case only for so long as its activities are so limited), and the receipt, reinvestment or distribution of dividends, interest and other distributions.

“Notes” has the meaning assigned to such term in the Recitals.

“Note Guarantee” means the guarantee of the Notes by a Guarantor pursuant to this Indenture.

“Noteholder Collateral Agent” means Wilmington Trust, National Association in its capacity as the collateral agent for the Holders of the Notes and the other Parity Lien Obligations (or any collateral agent appointed by the Trustee pursuant to this Indenture or the Collateral Agreements).

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offer to Purchase” has the meaning assigned to such term in Section 3.05.

“Offering Circular” means the offering circular with respect to the Notes dated April 6, 2021.

“Officer” means the chairman of the Board of Directors, the president or chief executive officer, any vice president, the chief financial officer, the treasurer or any assistant treasurer, or the secretary or any assistant secretary, of the Company.

“Officers’ Certificate” means a certificate signed in the name of the Company (i) by the chairman of the Board of Directors, the president or chief executive officer or a vice president and (ii) by the chief financial officer, the treasurer or any assistant treasurer or the secretary or any assistant secretary; provided that one of the Officers signing an Officers’ Certificate shall be the principal executive, financial or accounting officer of the Company.

“Offshore Global Note” means a Global Note representing Notes issued and sold pursuant to Regulation S.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company, satisfactory to the Trustee.

“Original Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“Parent Holding Company” means any Restricted Subsidiary of the Company (including any Nordural Holding Company) that has no assets and conducts no operations other than the direct or indirect holding of Equity Interests or other Investments in a Foreign Restricted Subsidiary of the Company and activities incidental thereto, including participation in financing arrangements of such Subsidiary (but only for so long as its activities are so limited), and the receipt, reinvestment or distribution of dividends, interest and other distributions.

“Parity Lien Debt” means the Notes, the Note Guarantees and any other Debt secured by ratable Liens on the Collateral in favor of the Noteholder Collateral Agent as permitted under clause (20)(a) of the definition of “Permitted Liens.”

“Parity Lien Obligations” means Parity Lien Debt and all Obligations in respect thereof.

“Paying Agent” refers to a Person appointed by the Company pursuant to Section 2.03 to perform the obligations in respect of payments made or funds held in respect of the Notes.

“Performance References” has the meaning given to it under the definition of “Derivative Instrument.”

“Permanent Offshore Global Note” means an Offshore Global Note that does not bear the Temporary Offshore Global Note Legend.

“Permitted Business” means the business of extracting bauxite and reducing, refining, processing and selling alumina, primary aluminum and aluminum products, and any business reasonably related, incidental or ancillary thereto.

“Permitted Call Option Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Company’s Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock of the Company) purchased by the Company in connection with the issuance of any Permitted Debt.

“Permitted Debt” has the meaning assigned to such term in Section 4.06(b).

“Permitted Holders” means any or all of the following:

(1)            Glencore; and

(2)            any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) is owned, directly or indirectly, at least 51% by the Person specified in clause (1).

“Permitted Investments” means:

(1)            any Investment in the Company or in a Restricted Subsidiary that is engaged in a Permitted Business;

(2)            any Investment in Cash Equivalents;

(3)            any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment,

(A)           such Person becomes a Restricted Subsidiary engaged in a Permitted Business, or

(B)            such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary engaged in a Permitted Business;

(4)            Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with Section 4.13; provided that such Investments shall be pledged as Collateral to the extent the assets subject to such Asset Sale constituted Collateral;

(5)            any Investment made in exchange for, or out of the net cash proceeds received by the Company after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company; provided that any proceeds of the issuance of such Qualified Equity Interests shall not be included in making the calculations under clause (3) of paragraph (a) of Section 4.07;

(6)            Hedging Agreements otherwise permitted under this Indenture;

(7)            (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8)            payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers, directors and employees (including loans or Guarantees to satisfy tax withholding obligations of such persons upon the exercise of options or the vesting of performance shares), in each case in the ordinary course of business, not in excess of $2.0 million outstanding at any time;

(9)            extensions of credit to customers and suppliers in the ordinary course of business;

(10)           Investments in any Joint Venture directly or indirectly owning the Gramercy alumina facility, a 49% interest in a Jamaican partnership that owns bauxite mining operations and related assets on or after the Prior Notes Issue Date (a) in an amount not to exceed $11.5 million, plus any closing or post-closing purchase price adjustments, which Investments are used to finance the acquisition of such facility, partnership interests and related assets by such Joint Venture, (b) in amounts necessary to fund obligations of such Joint Venture with respect to environmental costs, workers’ compensation, pensions and benefit plans or self-insurance liabilities and other related expenses in an amount not to exceed $15.0 million and (c) made or deemed to be made as a result of the Company and its Restricted Subsidiaries’ funding or obligation to fund one-half of such Joint Venture’s capital expenditures;

(11)           any Investment if on a pro forma basis after giving effect to such Investment, the Total Leverage Ratio would be equal to or less than 1.75 to 1.00 as of the last day of the reference period most recently ended;

(12)           any Investment in the Green Aluminum Smelter Project if on a pro forma basis after giving effect to such Investment, the Debt to Total Capitalization Ratio would be less than equal to 0.35 to 1.00; and

(13)           any Investment made with or out of the cash proceeds received or receivable by the Company, its Subsidiaries, the Green Aluminum Smelter Project or their respective Affiliates after the Issue Date in the form of Governmental Grants, provided that such proceeds are to be applied solely in the form of Investments, directly or indirectly, in the Green Aluminum Smelter Project.

“Permitted Liens” means:

(1)            Liens existing on the Issue Date not otherwise constituting Permitted Liens;

(2)            Liens securing Debt pursuant to the Notes (other than Additional Notes) or any Note Guarantee and Obligations in respect thereof;

(3)            Liens on current assets (other than the Collateral Proceeds Account) securing (a) Debt under or with respect to the U.S. Credit Facility Incurred pursuant to clause (i) of Section 4.06(b) and Obligations in respect thereof and (b) any Hedging Agreement or cash management obligation;

(4)            pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations (including, without limitation, obligations pursuant to Environmental Laws), surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;

(5)            Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(6)            Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7)            Liens securing reimbursement obligations with respect to letters of credit that solely encumber documents and other property relating to such letters of credit and the proceeds thereof;

(8)            survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not materially interfering with the conduct of the business of the Company and its Restricted Subsidiaries;

(9)            licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(10)            customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including netting and setoff rights with respect to (but not collateral pledged to secure) obligations under Hedging Agreements;

(11)            Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(12)            options, put and call arrangements, rights of first refusal and similar rights and customary reciprocal easements and other rights of use relating to Investments in joint ventures, partnerships and the like, or relating to ownership of undivided interests in assets subject to a joint ownership or similar agreement;

(13)            judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as (x) no judgment default has occurred and is continuing and (y) the aggregate amount of all obligations secured by such judgment liens and other Liens described in this clause does not at any time exceed $20.0 million;

(14)            Liens on property of a Person at the time such Person becomes a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(15)            Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including by means of a merger or consolidation with or into the Company or a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(16)            Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

(17)            Liens securing or comprising a Limited Recourse Guarantee;

(18)            extensions, renewals or replacements of any Liens referred to in clauses (1), (14), (15) or (16) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased;

(19)            Liens on assets of Foreign Restricted Subsidiaries and the related Parent Holding Companies securing Debt of Foreign Restricted Subsidiaries and the related Limited Recourse Parent Guarantee permitted to be Incurred under this Indenture (and Obligations in respect thereof), including any Liens constituting encumbrances or restrictions on the ability of the Company or any of its Restricted Subsidiaries to dispose of the Equity Interests of any such Foreign Restricted Subsidiary;

(20)            other Liens on the Collateral securing (a) Debt (and Obligations in respect thereof) in an aggregate amount not to exceed (i) $100.0 million at any time outstanding (including without limitation to secure Debt Incurred pursuant to clause (b)(i) under Section 4.06) plus (ii) an additional amount of Debt such that, on a pro forma basis after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Company’s Secured Debt Leverage Ratio would be no greater than 3.50 to 1.00, which Liens shall have the same or (in the case of clause (a)(i) only) higher priority as the Liens on the Collateral securing the Notes, the Note Guarantees and Obligations in respect thereof and (b) Debt (and Obligations in respect thereof) otherwise permitted under this Indenture, which Liens rank junior to the Liens securing the Notes, the Note Guarantees and Obligations in respect thereof;

(21)            Liens on assets of Century Aluminum of West Virginia, Inc. securing pension obligations in an aggregate amount not to exceed $10.0 million; and

(22)            Liens securing Debt permitted to be Incurred pursuant to Section 4.06(b)(xiv) and Section 4.06(b)(xv).

(23)            Liens with respect to Debt in an aggregate principal amount at any time outstanding, when taken together with all other outstanding Debt secured pursuant to this clause (23), not to exceed, as of any date of Incurrence, the greater of $75.0 million and 5.00% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

“Permitted Refinancing Debt” has the meaning assigned to such term in Section 4.06(b).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“principal” of any Debt means the principal amount of such Debt, (or if such Debt was issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt), together with, unless the context otherwise indicates, any premium then payable on such Debt.

“Prior Notes Issue Date” means August 26, 2004.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agencies” means S&P, Moody’s and Fitch; provided that if S&P, Moody’s or Fitch (or each of them) shall cease issuing a rating on the notes for reasons outside the control of the Company, then the Company may select a nationally recognized statistical rating agency to substitute for S&P, Moody’s or Fitch (or each of them).

“Ratings Category” means:

(1)            with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(2)            with respect to S&P or Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories).

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Ratings Categories (1, 2 and 3 for Moody’s; or + and—for S&P or Fitch) will be taken into account (e.g., with respect to S&P a decline in rating from BB+ to BB, as well as from BB to B+, will constitute a decrease of one gradation).

“Ratings Event” with respect to the notes shall be deemed to occur if, within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Ratings Category), a downgrade of such notes by (i) if three Rating Agencies are making ratings of the notes publicly available, at least two of the Rating Agencies or (ii) if two or fewer Rating Agencies are making ratings of the notes publicly available, then any one of the Rating Agencies, as a result of such Change of Control.

“refinance” has the meaning assigned to such term in Section 4.06(b).

“Register” has the meaning assigned to such term in Section 2.09.

“Registrar” means a Person engaged to maintain the Register.

“Regular Record Date” for the interest payable on any Interest Payment Date means the July 15 or January 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form of Exhibit E hereto.

“Related Party Transaction” has the meaning assigned to such term in Section 4.14.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, ordinances, regulations, judgments, orders, directives, decrees, writs, injunctions, licenses, permits, determinations or binding agreements, entered into with, or promulgated by, any governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means with respect to the Trustee, any officer assigned to the Corporate Trust Office with direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Legend” means the legend set forth in Exhibit C hereto.

“Restricted Payment” has the meaning assigned to such term in Section 4.07.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Certificate” means (i) a certificate substantially in the form of Exhibit F hereto or (ii) a written certification addressed to the Company and the Trustee to the effect that the Person making such certification (x) is acquiring such Note (or beneficial interest) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a qualified institutional buyer within the meaning of Rule 144A, (y) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (z) acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A(d)(4) under the Securities Act or has determined not to request such information.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate,(ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“Second-Priority Lien Obligations” means all Obligations with respect to the Notes and the Note Guarantees and other Parity Lien Debt.

“Second-Priority Liens” means any Liens securing the Second-Priority Lien Obligations granted by the Company, the existing Guarantors or any future Guarantor.

“Secured Debt Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Debt of the Company and its Restricted Subsidiaries that is secured by Liens (provided that in making such calculation, the lesser of (i) the amount of commitments (drawn or undrawn) under the U.S. Credit Facility at such date of determination and (ii) the “borrowing base” under the U.S. Credit Facility at such date of determination, shall be deemed outstanding and secured by a Lien and Debt permitted to be secured pursuant to clause (20)(a)(i) of the definition of “Permitted Liens” shall be deemed outstanding and secured by a Lien) (but excluding Debt secured only by Liens on the Collateral ranking junior to the Liens securing the Notes, the Note Guarantees and Obligations in respect thereof) to (2) the Company’s EBITDA for the four full fiscal quarters immediately prior to the determination date for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to this Indenture (whether through filing of a Form 10-Q or a Form 10-K for such period or an earnings release filed on Form 8-K) or, in the case of periods prior to the Issue Date, filed with the Commission immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Debt and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Second Lien Pledge and Security Agreement, dated as of the Issue Date, among the Noteholder Collateral Agent, the Company and the other grantors party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (ii) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, other than any Legacy Domestic Subsidiary, or group of Legacy Domestic Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as that regulation is in effect on the Issue Date.

“Specified Tax Event” means that, at any time, as a result of a Change in Law (including, for the avoidance of doubt, any withdrawal or change of proposed or final rules or regulations), the Company or any Guarantor or direct or indirect or direct or indirect equity owner of the Company is not permitted under applicable Requirements of Law to rely on Treasury Regulations Section 1.956-1 (as in effect on the Issue Date) or rules, regulations, guidance or other law substantially similar thereto, such that the Company or such Guarantor, or direct or indirect equity owner, as the case may be, is actually required to include in gross income an amount determined under Section 956 of the Code as a result of the Collateral provided under this Indenture.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means (i) any Debt of the Company or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, pursuant to a written agreement to that effect and (ii) only for purposes of Section 4.07, and not for any other purposes under this Indenture, including without limitation Section 4.06 and any Debt Incurred pursuant to Section 4.06(xvi).

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Temporary Offshore Global Note” means an Offshore Global Note that bears the Temporary Offshore Global Note Legend.

“Temporary Offshore Global Note Legend” means the legend set forth in Exhibit I hereto.

“Title Insurance Policy” means, with respect to each applicable Mortgage, an ALTA mortgagee title insurance policy, insuring that such Mortgage creates a valid Lien on the property encumbered thereby of the requisite priority, free and clear of all Liens other than Permitted Liens, which Title Insurance Policy shall be supplemented by such endorsements as are customary.

“Total Assets” means the total consolidated assets of the Company’s Foreign Restricted Subsidiaries, as reflected in the most recent balance sheet of the Company provided to the Trustee pursuant to this Indenture.

“Total Leverage Ratio” as of any date of determination means the ratio of (x) the Consolidated Total Debt of the Company and its Restricted Subsidiaries as of such date of determination to (y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which financial statements have been provided, in each case with such pro forma adjustments to Consolidated Total Debt and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2028; provided that if the period from the redemption date to August 1, 2028 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the first paragraph of this Indenture or any successor trustee under this Indenture pursuant to Article 7.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“U.S. Credit Facility” means the Second Amended and Restated Loan and Security Agreement, dated as of May 16, 2018, among Century Aluminum Company, Century Aluminum of South Carolina, Inc., Century Aluminum of Kentucky General Partnership, NSA General Partnership and Century Aluminum Sebree LLC, as borrowers, and Wells Fargo Capital Finance, LLC, as agent and lender, as such agreement has been amended and as such agreement may be amended, modified, restated, supplemented, extended, renewed, refinanced or replaced or substituted from time to time, including any subsequent refinancings, replacements or substitutions, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of a prior credit facility.

“U.S. Global Note” means a Global Note that bears the Restricted Legend representing Notes issued and sold pursuant to Rule 144A.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has previously been designated, and, in each case, continues to be, an Unrestricted Subsidiary in accordance with Section 4.16.

“Unsecured Indebtedness” means Debt of the Company or any Guarantor that (i) does not have a Stated Maturity, a scheduled amortization or any required principal payment (other than repurchase rights at a holder’s option upon a change of control or the occurrence of other contingencies that are customary for debt of such type) prior to the Stated Maturity of the Notes, (ii) except for up to $150.0 million of Debt incurred pursuant to Section 4.06(b)(xvi) does not bear interest payable in cash (prior to maturity or repayment of principal of the Notes) at a cash rate equal to or higher than the cash interest rate on the Notes, and (iii) is not secured by any Lien of any nature whatsoever on any of the properties or assets of the Company or any Restricted Subsidiary whether owned at the Issue Date or thereafter acquired.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Section 1.02.      Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(1)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(2)            “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(3)            all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated; and

(4)            references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

Article 2
The Notes

Section 2.01.     Form, Dating and Denominations; Legends. (a) The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Company is subject, or usage. Each Note will be dated the date of its authentication. The Notes will be issuable in denominations of $2,000 in principal amount and higher integral multiples of $1,000.

(b)           (1)            Except as otherwise provided in Section 2.01(c), Section 2.09(b)(4), Section 2.10(b)(3), Section 2.10(b)(5) or Section 2.10(c), each Original Note (other than a Permanent Offshore Global Note) will bear the Restricted Legend.

(2)            Each Global Note, whether or not an Original Note or Additional Note, will bear the DTC Legend.

(3)            Each Temporary Offshore Global Note will bear the Temporary Offshore Global Note Legend.

(4)            Original Notes and Additional Notes offered and sold in reliance on Regulation S will be issued as provided in Section 2.11(a).

(5)            Original Notes and Additional Notes offered and sold in reliance on any exemption under the Securities Act other than Regulation S and Rule 144A or to Institutional Accredited Investors will be issued, and upon the request of the Company to the Trustee, Initial Notes offered and sold in reliance on Rule 144A may be issued, in the form of Certificated Notes.

(6)            Original Notes offered and sold in reliance of an exemption from the registration requirements of the Securities Act to Institutional Accredited Investors will be in the form of an IAI Global Note.

(c)            If the Company determines (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that a Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information and that the Restricted Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Company may instruct the Trustee in writing to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend, and the Trustee will comply with such instruction.

(d)            By its acceptance of any Note bearing the Restricted Legend (or any beneficial interest in such a Note), each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Note (and any such beneficial interest) set forth in this Indenture and in the Restricted Legend and agrees that it will transfer such Note (and any such beneficial interest) only in accordance with this Indenture and such legend.

Section 2.02.     Execution and Authentication; Additional Notes.

(a)            An Officer shall execute the Notes for the Company by facsimile or manual signature in the name and on behalf of the Company. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note will still be valid.

(b)            A Note will not be valid until the Trustee manually signs the certificate of authentication on the Note, with the signature conclusive evidence that the Note has been authenticated under this Indenture.

(c)            At any time and from time to time upon or after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication. The Trustee will authenticate and deliver:

(i)            Original Notes for original issue in the aggregate principal amount not to exceed $400,000,000, and

(ii)            Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company, and

(iii)            after the following conditions have been met:

(1)            Receipt by the Trustee of a written order by the Company specifying

(A)            the amount of Notes to be authenticated and the date on which the Notes are to be authenticated,

(B)            if applicable, whether such Notes are Additional Notes,

(C)            in the case of Additional Notes, that the issuance of such Notes does not contravene any provision of Article 4,

(D)            whether the Notes are to be issued as one or more Global Notes or Certificated Notes, and

(E)            other information the Company may determine to include or the Trustee may reasonably request.

(2)            Additional Notes that are not fungible for U.S. federal income tax purposes with the Original Notes shall be issued under a separate CUSIP number and shall be treated as a separate class for purposes of transfer and exchange.

(3)            The Original Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, other than as specified in Section 2.02(c)(2), and shall vote together as one class on all matters with respect to the Notes.

The Trustee shall have the right to decline to authenticate and deliver any Additional Notes under this Section if the Trustee, determines that such action may not lawfully be taken by the Company or if the Trustee in good faith by its board of directors or trustee, executive committee, or a trust committee of directors or trustees or Trust Officers shall determine that such action would expose the Trustee to personal liability to existing Note Holders.

Section 2.03.     Registrar, Paying Agent and Authenticating Agent; Paying Agent to Hold Money in Trust. (a)  The Company may appoint one or more Registrars and one or more Paying Agents, and the Trustee may appoint an Authenticating Agent, in which case each reference in this Indenture to the Trustee in respect of the obligations of the Trustee to be performed by that Agent will be deemed to be references to the Agent. The Company may act as Registrar or (except for purposes of Article 8) Paying Agent. In each case the Company and the Trustee will enter into an appropriate agreement with the Agent implementing the provisions of this Indenture relating to the obligations of the Trustee to be performed by the Agent and the related rights. The Company initially appoints the Trustee as Registrar and Paying Agent.

(b)            The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of and interest on the Notes and will promptly notify the Trustee of any default by the Company in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require the Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent will have no further liability for the money so paid over to the Trustee.

Section 2.04.     Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken, the Company will issue and the Trustee will authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. Every replacement Note is an additional obligation of the Company and entitled to the benefits of this Indenture. If required by the Trustee or the Company, an indemnity must be furnished that is sufficient in the judgment of both the Trustee and the Company to protect the Company and the Trustee from any loss they may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. In case the mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay the Note instead of issuing a replacement Note.

Section 2.05.     Outstanding Notes. (a)  Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for

(i)            Notes cancelled by the Trustee or delivered to it for cancellation;

(ii)           any Note which has been replaced pursuant to Section 2.04 unless and until the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser; and

(iii)           on or after the maturity date or any redemption date or date for purchase of the Notes pursuant to an Offer to Purchase, those Notes payable or to be redeemed or purchased on that date for which the Trustee (or Paying Agent, other than the Company or an Affiliate of the Company) holds money sufficient to pay all amounts then due.

(b)            A Note does not cease to be outstanding because the Company or one of its Affiliates holds the Note, provided that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, Notes owned by the Company or any Affiliate of the Company will be disregarded and deemed not to be outstanding, (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which a Responsible Officer of the Trustee knows to be so owned will be so disregarded). Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any Affiliate of the Company.

Section 2.06.     Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee will authenticate temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officer executing the temporary Notes, as evidenced by the execution of the temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for the purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any temporary Notes the Company will execute and the Trustee will authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes will be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.07.     Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. Any Registrar or the Paying Agent will forward to the Trustee any Notes surrendered to it for transfer, exchange or payment. The Trustee will cancel all Notes surrendered for transfer, exchange, payment or cancellation and dispose of them in accordance with its normal procedures or the written instructions of the Company. The Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

Section 2.08.     CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers, and the Trustee will use CUSIP numbers or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders, the notice to state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or Offer to Purchase. The Company will promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.09.     Registration, Transfer and Exchange. (a)  The Notes will be issued in registered form only, without coupons, and the Company shall cause the Trustee to maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.

(b)            (i) Each Global Note will be registered in the name of the Depositary or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.

(ii)            Each Global Note will be delivered to the Trustee as custodian for the Depositary. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except that transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures of the Depositary and in compliance with this Section and Section 2.10.

(iii)            Agent Members will have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under this Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(iv)            If (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by the Company within 90 days of the notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary, the Trustee will exchange each beneficial interest in such Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depositary, and thereupon such Global Note will be deemed canceled. If such Note does not bear the Restricted Legend, then the Certificated Notes issued in exchange therefor will not bear the Restricted Legend. If such Note bears the Restricted Legend, then the Certificated Notes issued in exchange therefor will bear the Restricted Legend, provided that any Holder of any such Certificated Note issued in exchange for a beneficial interest in a Temporary Offshore Global Note will have the right upon presentation to the Trustee of a duly completed Certificate of Beneficial Ownership after the Restricted Period to exchange such Certificated Note for a Certificated Note of like tenor and amount that does not bear the Restricted Legend, registered in the name of such Holder.

(c)            Each Certificated Note will be registered in the name of the Holder thereof or its nominee.

(d)            A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 2.10. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that

(i)            no transfer or exchange will be effective until it is registered in such register and

(ii)            the Trustee is not required (A) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to an Offer to Purchase, (B) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of the Note not being redeemed or purchased, or (C) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase. Prior to the registration of any transfer, the Company, the Trustee and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.

From time to time the Company will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.

No service charge will be imposed in connection with any registration of transfer or exchange of any Note, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(iv)).

(e)     (i)     Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii)            Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(iii)            Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(iv)            Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

Section 2.10.     Restrictions on Transfer and Exchange. (a) The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section and Section 2.09 and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depositary. The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

(b)            Subject to paragraph (c) of this Section, the transfer or exchange of any Note (or a beneficial interest therein) of the type set forth in column A below for a Note (or a beneficial interest therein) of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the clause of this paragraph (b) set forth opposite in column C below.

A	B	C
U.S. Global Note	U.S. Global Note	(1)
U.S. Global Note	Offshore Global Note	(2)
U.S. Global Note	IAI Global Note	(6)
U.S. Global Note	Certificated Note	(3)
Offshore Global Note	U.S. Global Note	(4)
Offshore Global Note	Offshore Global Note	(1)
Offshore Global Note	IAI Global Note	(6)
Offshore Global Note	Certificated Note	(5)
Certificated Note	U.S. Global Note	(4)
Certificated Note	Offshore Global Note	(2)
Certificated Note	IAI Global Note	(6)
Certificated Note	Certificated Note	(3)
IAI Global Note	U.S. Global Note	(4)
IAI Global Note	Offshore Global Note	(2)
IAI Global Note	IAI Global Note	(1)
IAI Global Note	Certificated Note	(3)

(1)            No certification is required.

(2)            The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Regulation S Certificate; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.

(3)            The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate, (y) a duly completed Regulation S Certificate or (z) a duly completed Institutional Accredited Investor Certificate, and/or an Opinion of Counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required. In the event that (i) the requested transfer or exchange takes place after the Restricted Period and a duly completed Regulation S Certificate is delivered to the Trustee or (ii) a Certificated Note that does not bear the Restricted Legend is surrendered for transfer or exchange, upon transfer or exchange, the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(4)            The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Rule 144A Certificate.

(5)            Notwithstanding anything to the contrary contained herein, no such exchange is permitted if the requested exchange involves a beneficial interest in a Temporary Offshore Global Note. If the requested transfer involves a beneficial interest in a Temporary Offshore Global Note, the Person requesting the transfer must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate or (y) a duly completed Institutional Accredited Investor Certificate and/or an Opinion of Counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States. If the requested transfer or exchange involves a beneficial interest in a Permanent Offshore Global Note, no certification is required and the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(6) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Institutional Accredited Investor Certificate.

(c)            No certification is required in connection with any transfer or exchange of any Note (or a beneficial interest therein) after such Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information; provided that the Company has provided the Trustee with an Officer’s Certificate to that effect, and the Company may require from any Person requesting a transfer or exchange in reliance upon this clause an Opinion of Counsel and any other reasonable certifications and evidence in order to support such certificate. Any Certificated Note delivered in reliance upon this paragraph will not bear the Restricted Legend.

(d)            The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Company will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.

Section 2.11.      Temporary Offshore Global Notes. (a) Each Note originally sold by the Initial Purchasers in reliance upon Regulation S will be evidenced by one or more Offshore Global Notes that bear the Temporary Offshore Global Note Legend.

(b)            An owner of a beneficial interest in a Temporary Offshore Global Note (or a Person acting on behalf of such an owner) may provide to the Trustee (and the Trustee will accept) a duly completed Certificate of Beneficial Ownership at any time after the Restricted Period (it being understood that the Trustee will not accept any such certificate during the Restricted Period). Promptly after acceptance of a Certificate of Beneficial Ownership with respect to such a beneficial interest, the Trustee will cause such beneficial interest to be exchanged for an equivalent beneficial interest in a Permanent Offshore Global Note, and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.

(c)            Notwithstanding paragraph (b), if after the Restricted Period any Initial Purchaser owns a beneficial interest in a Temporary Offshore Global Note, such Initial Purchaser may, upon written request to the Trustee accompanied by a certification as to its status as an Initial Purchaser, exchange such beneficial interest for an equivalent beneficial interest in a Permanent Offshore Global Note, and the Trustee will comply with such request and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.

Article 3
Redemption, Offer to Purchase

Section 3.01.      Optional Redemption. (a) At any time and from time to time on or after August 1, 2028, upon not less than 15 nor more than 60 days’ notice, the Company may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to, but not including the redemption date.

12-month period commencing August 1 in Year	Percentage
2028	103.438%
2029	101.719%
2030	100.000%

(b)            At any time and from time to time prior to August 1, 2028, upon not less than 15 nor more than 60 days’ notice to the Holders, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100.00% of the principal amount of the Notes being redeemed plus the Applicable Premium, plus accrued and unpaid interest to, but not including, the redemption date. The Company shall provide the Trustee with written notice of such redemption at least five (5) Business Days prior to when notice is due to Holders.

Section 3.02.     Redemption with Proceeds of Equity Offering. At any time and from time to time prior to August 1, 2028, upon not less than 15 nor more than 60 days’ notice to holders, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 106.875% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes originally issued under this Indenture (calculated after giving effect to any issuance of Additional Notes), provided that

(a)            in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and

(b)            not less than 50% of the aggregate principal amount of the Original Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately thereafter.

Section 3.03.     Special Call.  At any time and from time to time prior to August 1, 2028, upon not less than 15 nor more than 60 days’ notice, the Company may redeem up to 10% of the original aggregate principal amount of the Notes during any twelve month period at a redemption price equal to 103.000% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date; provided that the aggregate principal amount of Notes that may be redeemed by the Company pursuant to this paragraph shall not exceed $40.0 million plus, to the extent the Company has issued Additional Notes after the Issue Date, the lesser of (i) the aggregate principal amount of such Additional Notes and (ii) $50.0 million. The Company shall provide the Trustee with written notice of such redemption at least five (5) Business Days prior to when notice is due to Holders.

Section 3.04.     Method and Effect of Redemption.  If the Company elects to redeem Notes, it must notify the Trustee of the redemption date and the principal amount of Notes to be redeemed by delivering an Officers’ Certificate at least 60 days before the redemption date (unless a shorter period is satisfactory to the Trustee). If fewer than all of the Notes are being redeemed, the Officers’ Certificate must also specify a record date not less than 15 days after the date of the notice of redemption is given to the Trustee, and the Trustee will select the Notes to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate in accordance with the applicable procedures of the Depositary, in denominations of $2,000 principal amount and higher integral multiples of $1,000, or such lesser denomination necessary to avoid a Holder holding less than $1,000 principal amount of notes upon completion of such redemption. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption. Notice of redemption must be sent by the Company or at the Company’s request, by the Trustee in the name and at the expense of the Company, to Holders whose Notes are to be redeemed at least 15 days but not more than 60 days before the redemption date.

(a)            At any time when the Company may redeem the Notes pursuant to Section 3.01(b), Section 3.02 or Section 3.03, the Company at its option may effect such redemption pursuant to any one or more of such provisions. If the Company elects to redeem the Notes under more than one such provision, the Company may designate the amount of Notes to be redeemed under each provision and whether the use of such provisions will be simultaneous or sequential and, if sequential, the order of such use.

(b)            The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(i)            the redemption date;

(ii)           the redemption price, including the portion thereof representing any accrued interest;

(iii)           the place or places where Notes are to be surrendered for redemption;

(iv)           Notes called for redemption must be so surrendered in order to collect the redemption price;

(v)            on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date;

(vi)            if any Note is redeemed in part, on and after the redemption date, upon surrender of such Note, new Notes equal in principal amount to the unredeemed portion will be issued; and

(vii)            if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(c)            Once notice of redemption is sent to the Holders, subject to satisfaction of any condition to such redemption, Notes called for redemption become due and payable at the redemption price on the redemption date and upon surrender of the Notes called for redemption, the Company shall redeem such Notes at the redemption price. Commencing on the redemption date, Notes redeemed will cease to accrue interest. Upon surrender of any Note redeemed in part, the Holder will receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note.

(d)            Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed.

Section 3.05.      Offer to Purchase. (a)  An “Offer to Purchase” means an offer by the Company to purchase Notes as required by this Indenture. An Offer to Purchase must be made by written offer (the “offer”) sent to the Holders. The Company will notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to sending the offer to Holders of its obligation to make an Offer to Purchase, and the offer will be sent by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

(b)            The offer must include or state the following as to the terms of the Offer to Purchase:

(i)            the provision of this Indenture pursuant to which the Offer to Purchase is being made;

(ii)            the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to this Indenture) (the “purchase amount”);

(iii)            the purchase price, including the portion thereof representing accrued interest;

(iv)            an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date;

(v)            information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the Holders to make an informed decision with respect to the Offer to Purchase, at a minimum to include or incorporate by reference

(A)            the most recent annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the Company,

(B)            a description of material developments in the Company’s business subsequent to the date of the latest of the financial statements (including a description of the events requiring the Company to make the Offer to Purchase), and

(C)            if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase;

(vi)            a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in minimum denominations of $2,000 principal amount and higher integral multiples of $1,000, or such lesser denomination necessary to avoid a Holder holding less than $1,000 principal amount of notes upon completion of such Offer to Purchase;

(vii)            the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(viii)            each Holder electing to tender a Note pursuant to the offer will be required to surrender such Note at the place or places specified in the offer prior to the close of business on the expiration date (such Note being, if the Company or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);

(ix)            interest on any Note not tendered, or tendered but not purchased by the Company pursuant to the Offer to Purchase, will continue to accrue;

(x)            on the purchase date the purchase price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased will cease to accrue on and after the purchase date;

(xi)            Holders are entitled to withdraw Notes tendered by giving notice, which must be received by the Company or the Trustee not later than the close of business on the expiration date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes and a statement that the Holder is withdrawing all or a portion of the tender;

(xii)            (A) if Notes in an aggregate principal amount less than or equal to the purchase amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company will purchase all such Notes, and (B) if the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in minimum denominations of $2,000 principal amount and higher integral multiples of $1,000 will be purchased;

(xiii)            if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued; and

(xiv)            if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.

(c)            Prior to the purchase date, the Company will accept tendered Notes for purchase as required by the Offer to Purchase and deliver to the Trustee all Notes so accepted together with an Officers’ Certificate specifying which Notes have been accepted for purchase. On the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date. The Trustee will promptly return to Holders any Notes not accepted for purchase and send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.

(d)            The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

Article 4
Covenants

Section 4.01.      Payment of Notes. (a)  The Company agrees to pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Not later than 9:00 A.M. (New York City time) on the due date of any principal of or interest on any Notes, or any redemption or purchase price of the Notes, the Company will deposit with the Trustee (or Paying Agent) money in immediately available funds sufficient to pay such amounts to the extent being paid in cash, provided that if the Company or any Affiliate of the Company is acting as Paying Agent, it will, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. In each case the Company will promptly notify the Trustee of its compliance with this paragraph.

(b)            An installment of principal or interest will be considered paid on the date due if the Trustee (or Paying Agent, other than the Company or any Affiliate of the Company) holds on that date money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

(c)            The Company agrees to pay interest on overdue principal and overdue installments of interest at the rate per annum specified in the Notes.

(d)            Payments in cash in respect of the Notes represented by the Global Notes are to be made by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Company will make all payments in cash by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each Holder’s registered address.

Section 4.02.     Maintenance of Office or Agency. The Company will maintain in the United States of America, an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company hereby initially designates the Corporate Trust Office of the Trustee as such office of the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03.     Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents, and the material rights, licenses and franchises of the Company and each Restricted Subsidiary, provided that the Company is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if in the Company’s judgment the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and provided further that this Section does not prohibit any transaction otherwise permitted by Section 4.13 or Article 5.

Section 4.04.     Payment of Taxes and Other Claims. The Company will pay or discharge, and cause each of its Subsidiaries to pay or discharge, before the same become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or its income or profits or property, and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves, if necessary, have been established.

Section 4.05.     Maintenance of Properties and Insurance. (a)  The Company will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as, in the judgment of the Company, may be necessary so that the business of the Company and its Restricted Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section prevents the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

(b)            The Company will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance, physical damage insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Company and its Restricted Subsidiaries are then conducting business.

Section 4.06.     Limitation on Debt and Disqualified or Preferred Stock.

(a)            The Company:

(i)            will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

(ii)            will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, or permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Company or a Wholly-Owned Restricted Subsidiary, so long as it is so held);

provided that the Company and any Guarantor may Incur Debt and the Company and Guarantor may Incur Disqualified Stock if, on the date of the Incurrence, after giving pro forma effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0 to 1.0.

(b)            Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(i)            Debt of the Company and any Guarantor pursuant to the U.S. Credit Facility, and Guarantees of such Debt by the Company or any Guarantor; provided that immediately after giving pro forma effect to any such Incurrence (including a pro forma application of the net proceeds thereof), the aggregate principal amount of all Debt Incurred under this Section 4.06(b)(i) and then outstanding does not exceed the greater of (A) $300.0 million and (B) the sum of the amounts equal to (x) 85% of the book value of the accounts receivable of the Company and its consolidated Guarantors (including trade receivables due from Affiliates) and (y) 80% of the book value of the inventory of the Company and its consolidated Guarantors in each case as of the most recently ended fiscal quarter of the Company for which financial statements have been provided (or, if not timely provided, required to be provided) pursuant to Section 4.17, adjusted to give effect to any subsequent acquisition or disposition of companies, divisions or lines of businesses by the Company or any Guarantor;

(ii)            Debt of Grundartangi or any other Foreign Subsidiary under the Iceland Credit Facility and Guarantees of such Debt by Grundartangi or any Foreign Subsidiary; provided that immediately after giving pro forma effect to any such Incurrence (including a pro forma application of the net proceeds thereof), the aggregate principal amount of all Debt Incurred under this Section 4.06(b)(ii) and then outstanding does not exceed the greater of (A) $100.0 million and (B) the sum of the amounts equal to (x) 85% of the book value of the accounts receivable of the Foreign Subsidiaries (including trade receivables due from Affiliates) and (y) 80% of the book value of the inventory of the Foreign Subsidiaries in each case as of the most recently ended fiscal quarter of the Company for which financial statements have been provided (or, if not timely provided, required to be provided) pursuant to Section 4.17, adjusted to give effect to any subsequent acquisition or disposition of companies, divisions or lines of businesses by Grundartangi or any other Foreign Subsidiary;

(iii)            Debt of the Company or any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Wholly Owned Restricted Subsidiary and which, if the obligor is the Company or a Guarantor and the obligee is not the Company or a Guarantor, is subordinated in right of payment to the Notes;

(iv)            Debt of the Company pursuant to the Notes (other than Additional Notes) and Debt of any Guarantor pursuant to a Note Guarantee (including any guarantee of Additional Notes);

(v)            Debt of the Company or any Restricted Subsidiary (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance, (all of the above, for purposes of this clause, “refinance”) then outstanding Debt of the Company or any Restricted Subsidiary in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A)            (i) in case the Debt to be refinanced is subordinated in right of payment to the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes and (ii) in case the Debt to be refinanced was Incurred under Section 4.06(b)(xvi) below, the new Debt is Unsecured Indebtedness,

(B)            the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(C)            in no event may Debt of the Company be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor and in no event may Debt of a Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor,

(D)            Debt Incurred pursuant to Sections 4.06(b)(i), (ii), (iii), (vi), (vii), (x), (xii), (xiii), (xiv), (xvii), (xviii) and (xix) may not be refinanced pursuant to this clause, and

(E)            any Permitted Refinancing Debt incurred under Section 4.06(b)(xi) below that is incurred by Grundartangi or any of its Restricted Subsidiaries may not be guaranteed by the Company or any other Restricted Subsidiary except to the extent permitted under such Section 4.06(b)(xi);

(vi)            Hedging Agreements of the Company or any Restricted Subsidiary for the purpose of limiting risks associated with the business of the Company and its Restricted Subsidiaries and not for speculation;

(vii)            Debt of the Company or any Restricted Subsidiary with respect to or supported by letters of credit or bankers’ acceptances issued in the ordinary course of business and not supporting Debt, or otherwise issued under the U.S. Credit Facility or the Iceland Credit Facility and treated as incurred under Sections 4.06(b) (i) or (ii) above, respectively, including letters of credit supporting performance, surety or appeal bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business or assets; provided that the maximum liability in connection with any disposition shall not exceed the gross proceeds actually received by the Company or that Restricted Subsidiary in connection with the disposition;

(viii)            Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of Debt under Section 4.06(a);

(ix)            Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of Section 4.06(b)(v)(D), not constituting Permitted Debt under Sections 4.06(b)(i), (ii), (iii), (vi), (vii), (x), (xiii), (xiv) or (xix));

(x)            Guarantees by the Company or any Guarantor of any Debt of the Company or any Restricted Subsidiary permitted to be incurred under any other clause of this Section 4.06;

(xi)            Debt of Grundartangi and any of its Restricted Subsidiaries incurred to finance the expansion or improvement of the Grundartangi primary aluminum reduction facility and working capital needs of such facility in an aggregate principal amount at any time outstanding not to exceed (i) $150.0 million less (ii) the aggregate outstanding principal amount of Permitted Refinancing Debt Incurred to refinance such Debt and currently outstanding, and any Guarantee of any such Debt incurred under this Section 4.06(b)(xi) by any Nordural Holding Company; provided that such Debt may only be incurred if (i)(a) such Debt is not Guaranteed by the Company or any other Restricted Subsidiary of the Company (other than any Nordural Holding Companies) and (b) the lenders thereof have agreed or have been notified in writing that they will not have any recourse to the stock or assets of the Company or any other Restricted Subsidiary (other than to the stock or assets of Grundartangi and any Nordural Holding Company) or (ii) such Debt is Guaranteed by the Company or any other Restricted Subsidiary of the Company (other than any Nordural Holding Company) and Grundartangi is not subject to any restrictions or encumbrances set forth in Section 4.09(a)(i) (other than those permitted by Section 4.09(b)(ii));

(xii)            (a) Debt (including Guarantees) of any Foreign Restricted Subsidiary; provided that, on the date of the Incurrence, after giving pro forma effect to the Incurrence and the receipt and application of the proceeds therefrom, the aggregate principal amount of Debt of the Company’s Foreign Restricted Subsidiaries (excluding any Debt incurred under Sections 4.06(b)(ii), (iii), (xi), (xv), (xvii) and (xviii)) at the time outstanding does not exceed the greater of (x) $400.0 million and (y) 37.5% of the Total Assets of the Company’s Foreign Restricted Subsidiaries as of the date of Incurrence; provided that not more than $150.0 million of the net proceeds of all Debt incurred under this Section 4.06(b)(xii)(a) may be used to make a Restricted Payment and (b) any Guarantee of such Debt (i) constituting a Limited Recourse Parent Guarantee or a customary completion guarantee or (ii) by any Foreign Restricted Subsidiary;

(xiii)            Debt of the Company or any Restricted Subsidiary consisting of the deferred purchase price for power pursuant to any provision in a power contract that permits payment of a portion thereof to be deferred;

(xiv)            Debt of the Company or any Restricted Subsidiary consisting of take-or-pay obligations in supply arrangements entered into in the ordinary course of business and consistent with industry practice;

(xv)            Debt of the Company or any Restricted Subsidiary issued to finance (whether prior to or 270 days after) the purchase, lease, construction, repair, replacement or improvement of property (real or personal) (whether through the direct purchase of property or the Capital Stock of any Person owning such property), provided that, after giving pro forma effect to the Incurrence and the receipt and application of the proceeds therefrom, the aggregate amount of Debt incurred under this Section 4.06(b)(xv), together with Permitted Refinancing Debt in respect thereof, does not exceed the greater of (x) $75.0 million and (y) 5.00% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries;

(xvi)            Unsecured Indebtedness; provided that the aggregate principal amount of all Debt Incurred under this clause (xvi), together with any Permitted Refinancing Debt in connection therewith, at any time outstanding shall not exceed $450.0 million;

(xvii)            Debt of the Company or any Restricted Subsidiary in an aggregate principal amount which, when aggregated with all other Debt incurred under this Section 4.06(b)(xvii) and then outstanding, does not at any time outstanding exceed the sum of aggregate net cash proceeds received by the Company (other than from a Subsidiary) after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, determined in accordance with Section 4.07(a)(iv)(B); provided that the aggregate principal amount of Debt of Foreign Restricted Subsidiaries that may be incurred by all Foreign Restricted Subsidiaries pursuant to this Section 4.06(b)(xvii), shall not at any time outstanding exceed the sum of aggregate net cash proceeds received by Foreign Restricted Subsidiaries (other than from a Subsidiary) after the Issue Date as a capital contribution from the issuance and sale by the Company of its Qualified Equity Interests;

(xviii)            other Debt of the Company or any Restricted Subsidiary in an aggregate principal amount for all Debt under this Section 4.06(b)(xviii) at any time outstanding not to exceed the greater of $100.0 million and 7.00% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries after giving pro forma effect to the Incurrence and the receipt and application of the proceeds therefrom; provided that Foreign Restricted Subsidiaries may not Incur Debt under this clause (xviii) in an amount at any time outstanding that exceeds $50.0 million;

(xix)            Debt in respect of (x) self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business, (y) deferred compensation or other similar arrangements incurred by the Company or any of its Restricted Subsidiaries and (z) the financing of insurance premiums; and

(xx)            Debt of the Company or any Restricted Subsidiary in an aggregate principal amount which, when aggregated with all other Debt incurred under this Section 4.06(b)(xx) and then outstanding, does not at any time outstanding exceed the sum of aggregate cash proceeds received or receivable by the Company, its Subsidiaries, the Green Aluminum Smelter Project or their respective Affiliates in the form of Governmental Grants; provided that such proceeds are to be applied solely in the form of Investments, directly or indirectly, in the Green Aluminum Smelter Project; provided further that, after giving pro forma effect to the Incurrence, the Debt to Total Capitalization Ratio would be less than equal to 0.50 to 1.00.

(c)            For purposes of determining compliance with this Section 4.06, in the event that an item of Debt or any portion thereof meets the criteria of more than one of the categories of Permitted Debt described in Sections 4.06(b)(i) through (b)(xix), or is entitled to be incurred pursuant to Section 4.06(a), the Company will be permitted, in its sole discretion, to classify all or a portion of such item of Debt on the date of its incurrence, and later reclassify all or a portion of such item of Debt, in any manner that complies with this covenant (based on the circumstances at the time of such reclassification) and such item of debt or portion thereof will be treated as having been incurred pursuant to only the clause or clauses designated by the Company.

(d)            Notwithstanding anything to the contrary in this Section 4.06, the maximum amount of Debt that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 4.06 shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies.

(e)            Notwithstanding anything to the contrary in this Section 4.06, Century Netherlands I Ltd. will not Incur any Debt other than Debt Incurred pursuant to Section 4.06(b)(iii) above.

Section 4.07.          Limitation on Restricted Payments. (a)  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

(i)            declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;

(ii)            purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;

(iii)            repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

(iv)            make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)            no Default has occurred and is continuing,

(2)            the Company could Incur at least $1.00 of Debt under Section 4.06(a), and

(3)            the aggregate amount expended for all Restricted Payments made on or after the Prior Notes Issue Date pursuant to this Section 4.07(a)(iv)(3) would not, subject to paragraph (c), exceed the sum of

(A)            50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on April 1, 2004 and ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to Section 4.17 (whether through filing of a Form 10-Q or a Form 10-K for such period or an earnings release filed on Form 8-K), plus

(B)            subject to Section 4.07(c), the aggregate cash proceeds, including cash and the fair market value of property other than cash, received by the Company (other than from a Subsidiary) after the Prior Notes Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, plus

(C)            an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x)            the cash return, after the Prior Notes Issue Date, on Investments in an Unrestricted Subsidiary made after the Prior Notes Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y)            the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary (as determined in good faith by the Board of Directors of the Company) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Prior Notes Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

(D)            the cash return, after the Prior Notes Issue Date, on any other Investment made after the Prior Notes Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount of any non-cash Restricted Payment will be deemed to be the fair market value thereof, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

(b)            The foregoing will not prohibit:

(i)            the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(ii)            dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company (or the relevant Restricted Subsidiary holding the Capital Stock of such Restricted Subsidiary, as applicable), to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(iii)            the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(iv)            the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Company;

(v)            the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company;

(vi)            the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries), (a) upon death, disability, retirement, severance or termination of employment, or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any calendar year does not exceed an aggregate amount of $5.0 million; or (b) which Equity Interests consist of performance shares or options (or shares issued upon the vesting of performance shares or the exercise of options) that are repurchased or withheld upon vesting of such performance shares or exercise of such options solely in order to satisfy tax withholding obligations of such persons as a result thereof;

(vii)            (A) Investments in any Joint Venture or Unrestricted Subsidiary organized to construct, acquire, own and/or operate a facility in a Permitted Business (including, without limitation, any Guarantees), in an aggregate amount made on or after the Prior Notes Issue Date that, together with all other Investments made pursuant to this Section 4.07(b)(vii)(A), does not exceed the greater of $50.0 million and 3.25% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries and (B) any Limited Recourse Guarantee by any Joint Venture Holding Company holding such Investment to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary;

(viii)            any other Restricted Payment which, together with all other Restricted Payments made pursuant to this Section 4.07(b)(viii) on or after the Prior Notes Issue Date (excluding any Restricted Payment made prior to the Issue Date which could have been made pursuant to clause (xi) below), does not exceed the greater of $50.0 million and 3.25% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries;

(ix)            the payment by the Company or any Restricted Subsidiary of (a) any purchase price adjustments in connection with the acquisition of the Hawesville Facility and (b) any post closing purchase price adjustments in connection with the acquisition of Grundartangi, in each case pursuant to the provisions of the relevant purchase agreement as in effect on the Prior Notes Issue Date;

(x)            Investments in any Joint Venture or Unrestricted Subsidiary organized to construct, acquire (whether through the direct purchase of property or the Capital Stock of any Person owning such property), own and/or operate a facility in a Permitted Business (including without limitation any Guarantees) with the proceeds of any Debt Incurred pursuant to of Section 4.06(b)(xvi);

(xi)            the Company’s entry into, payment of the premium in respect of, and performance of its obligations under, any Permitted Call Option Transaction; and

(xii)            the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the Incurrence of any Indebtedness permitted to be Incurred pursuant to the covenant described under Section 4.06(b)(xvi) to finance such payment), the Company’s Total Leverage Ratio would not exceed 1.50 to 1.0;

provided that, in the case of clauses (vi), (vii), (viii) and (xii), no Default has occurred and is continuing or would occur as a result thereof.

In determining whether any Restricted Payment is permitted by this covenant, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses 4.07(b)(i) through 4.07(b)(xii) or among such categories and the types of Restricted Payments described in Section 4.07(a) (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under this Section 4.07 and provided further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.07 (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.07 or the definition of “Permitted Investment” to which such Restricted Payment or Permitted Investment has been reclassified.

(c)            Proceeds of the issuance of Qualified Equity Interests will be included under Section 4.07(a)(3) only to the extent they are not applied as described in Sections 4.07(b)(iv) or (v). Restricted Payments permitted pursuant to Sections 4.07(b)(ii) (to the extent paid to the Company or any Restricted Subsidiary of the Company), (iii), (iv), (v), (vi), (vii), (viii) or (ix) will not be included in making the calculations under Section 4.07(a)(3).

Section 4.08.          Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, provided, however, that the foregoing will not apply with respect to Excluded Property to the extent the Company or any Restricted Subsidiary effectively provides that the Notes and Note Guarantees shall be secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the Notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are so secured.

Section 4.09.          Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in Section 4.09(b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(i)            pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,

(ii)           pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,

(iii)          make loans or advances to the Company or any other Restricted Subsidiary, or

(iv)          transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)            The provisions of Section 4.09(a) do not apply to any encumbrances or restrictions

(i)            existing on the Issue Date in agreements governing the U.S. Credit Facility, the Iceland Credit Facility, this Indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing or of any subsequent extension, renewal, replacement or refinancing thereof; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no more adverse in any material respect to the Noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(ii)           existing under or by reason of applicable law;

(iii)          existing

(A)            with respect to any Person, or with respect to any property or assets, at the time the Person, property or assets are acquired by the Company or any Restricted Subsidiary, or

(B)            with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (x) are not applicable to any other Person or the property or assets of any other Person and (y) were not put in place in anticipation of such event; and any extensions, renewals, replacements or refinancings of any of the foregoing, or of any subsequent extension, renewal, replacement or refinancing thereof, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no more adverse in any material respect to the Noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(iv)            of the type described in Section 4.09(a)(iv) arising or agreed to

(A)            in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license,

(B)            with respect to any assets comprising a Permitted Business in which the Company or any Restricted Subsidiary has ownership of an undivided interest, pursuant to the agreements under which such interest is owned or maintained, including, without limitation, options, put and call arrangements, rights of first refusal and similar rights, provided that such restrictions are consistent with the Company’s past practice, or

(C)            by virtue of any Permitted Lien on, or agreement to transfer, option or similar right with respect to, any property or assets of, the Company or any Restricted Subsidiary;

(v)            with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of or property and assets of the Restricted Subsidiary that is permitted by this Indenture;

(vi)            on the ability of Restricted Subsidiaries to consummate transactions of the type described in Sections 4.09(a)(i), (ii), (iii) or (iv) provided for by any credit agreement or security document relating to Debt permitted to be incurred under this Indenture; provided that such restrictions are not more restrictive than the restrictions contained in this Indenture or the U.S. Credit Facility;

(vii)            required pursuant to Section 4.06(b)(iii);

(viii)            imposed on any Joint Venture pursuant to customary limitations contained in the constituent documents and agreements governing such Joint Venture; or

(ix)            existing under any credit agreement or security document relating to Debt incurred pursuant to Sections 4.06(b)(ii), (b)(xi) or (b)(xii) or Permitted Refinancing Debt in respect thereof; provided that (a) such restrictions apply only to the Persons Incurring such Debt (including Guarantees thereof) and their Subsidiaries, (b) such Debt is not Guaranteed by the Company (except as permitted thereby) and (c) as determined in good faith by the Board of Directors of the Company, such encumbrances and restrictions would not, at the time agreed to, be expected to materially adversely affect the ability of the Company to make payments on the Notes.

(c)            For purposes of determining compliance with this Section 4.09, the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Debt incurred by the Company or any such Restricted Subsidiary shall not be deemed to encumber or restrict the ability to pay any Debt or other obligation owed to, or to make loans and advances to, the Company or a Restricted Subsidiary.

Section 4.10.          Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of a Restricted Subsidiary unless

(a)            the sale or issuance is to the Company or a Wholly Owned Restricted Subsidiary,

(b)            the sale or issuance is of Capital Stock representing directors’ qualifying shares or Capital Stock required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary,

(c)            (i) if, after giving pro forma effect to the sale or issuance, the Restricted Subsidiary upon such sale or issuance would no longer be a Restricted Subsidiary and all remaining Investments, if any, of the Company and the Restricted Subsidiaries in such Person are permitted under Section 4.07 and (ii) the Company complies with Section 4.13 with respect to the sale or issuance to the extent applicable,

(d)            (i) such sale or issuance is a sale or issuance of Common Stock of a Restricted Subsidiary that is a Guarantor and remains a Restricted Subsidiary that is a Guarantor after giving effect to the sale, and (ii) the Company complies with Section 4.13 with respect to the sale or issuance, to the extent applicable, or

(e)            such sale or issuance is a sale or issuance of Disqualified Stock permitted under Section 4.06.

Section 4.11.          Guarantees by Restricted Subsidiaries. If (i) the Company or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary (other than any Foreign-Owned Parent Holding Company or Foreign Holding Company) after the Issue Date or (ii) if any Immaterial Domestic Subsidiary guarantees Debt of the Company under the U.S. Credit Facility, the new Domestic Restricted Subsidiary or such Immaterial Domestic Subsidiary must provide a Note Guarantee and become a party to the Collateral Agreements (and pledge its assets to the extent they would constitute Collateral) until such Guarantee is released pursuant to Section 10.09.

A Restricted Subsidiary required to provide a Note Guarantee shall execute a supplemental indenture substantially in the form of Exhibit B hereto, and deliver an Opinion of Counsel to the Trustee to the effect that the supplemental indenture has been duly authorized, executed and delivered by the Restricted Subsidiary and constitutes a valid and binding obligation of the Restricted Subsidiary, enforceable against the Restricted Subsidiary in accordance with its terms (subject to customary exceptions).

Section 4.12.          Repurchase of Notes upon a Change of Control Repurchase Event. Not later than 30 days following a Change of Control Repurchase Event, the Company will make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but not including the date of purchase.

Section 4.13.          Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(a)            The Asset Sale is for fair market value, as determined in good faith by the Board of Directors of the Company.

(b)            At least 75% of the consideration consists of cash received at closing; provided, however, to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements substantially simultaneously with such sale, in accordance with the requirements set forth in this Indenture.

For purposes of this clause (b):

(i)            Debt (other than Subordinated Debt) or other obligations of the Company or a Restricted Subsidiary assumed by the purchaser pursuant to a customary novation agreement or otherwise extinguished (other than as a result of payment by the Company or a Restricted Subsidiary;

(ii)            Designated Non-cash Consideration up to the greater of $50.0 million and 3.25% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries; and

(iii)            instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, shall be considered cash received at closing.

(c)            An amount equal to the Net Cash Proceeds from the Asset Sale may be used

(i)            to permanently repay (1) any First Lien Indebtedness or (2) unless the Net Cash Proceeds are from a disposition of Collateral, Debt under the U.S. Credit Facility, or (3) unless the Net Cash Proceeds are from a disposition of Collateral, Debt of any Restricted Subsidiary that is not a Guarantor (and, in each case, in the case of a revolving credit, permanently reduce the commitment thereunder by such amount),

(ii)            to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets (including an undivided interest therein) that are to be used in a Permitted Business; provided that the assets (including Voting Stock) acquired with the Net Cash Proceeds of a disposition of Collateral are pledged as Collateral under the Collateral Agreements substantially simultaneously with such acquisition in accordance with the requirements of this Indenture, or

(iii)            at the option of the Company, at any time to effect an Offer to Purchase in the manner contemplated by Section 4.13(d).

(d)            The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (c) within 360 days of the Asset Sale constitute “Excess Proceeds”. Excess Proceeds of less than $25.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equal or exceed $25.0 million, the Company must, within 30 days, make an Offer to Purchase Notes having an aggregate principal amount equal to

(i)            the accumulated Excess Proceeds, multiplied by

(ii)            a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes and (y) the denominator of which is equal to the outstanding principal amount of the Notes and all Parity Lien Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the Notes will be 100% of the principal amount plus accrued interest to the date of purchase. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by this Indenture.

(e)            To the extent that any Net Cash Proceeds are from a disposition of Collateral the fair market value of which exceeds $25.0 million in the aggregate, such Net Cash Proceeds will be deposited with the Noteholder Collateral Agent or the Trustee, as the case may be, and held as Collateral pending application pursuant to clause (c) or (d) above, and, in the case of clause (d), released to the Company or the relevant Guarantor if remaining after consummation of the Offer to Purchase.

Section 4.14.          Limitation on Transactions with Shareholders and Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with (x) any holder, or any Affiliate of any holder, of 5% or more of any class of Capital Stock of the Company or (y) any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b)            Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million must first be approved by a majority of the members of the Board of Directors who are disinterested in the subject matter of the transaction (the “Disinterested Directors”) pursuant to a Board Resolution delivered to the Trustee. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $30.0 million, the Company must in addition obtain and deliver to the Trustee a favorable written opinion from an investment banking, valuation or appraisal firm as to the fairness of the consideration to be received or paid by the Company and its Restricted Subsidiaries from a financial point of view. In the event of any Related Party Transaction that consists of any asset acquisition or disposition and a related purchase or supply agreement, the transaction shall be considered as a whole in determining its compliance with this covenant.

The foregoing paragraphs do not apply to

(i)            any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(ii)            the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(iii)            any Restricted Payments of a type described in Section 4.07(a)(i) and (ii) if permitted by that covenant;

(iv)            transactions or payments pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business;

(v)            the entering into of Hedging Agreements or similar arrangements with Glencore or any of its Affiliates, or any amendment, modification, replacement, settlement or termination thereof, on a basis consistent with past practice and upon fair and reasonable terms no less favorable in any material respect to the Company or the Restricted Subsidiary than could reasonably be expected to be obtained in a comparable arms’-length transaction;

(vi)            agreements or arrangements with Glencore or any of its Affiliates relating to the procurement or sale of raw materials or aluminum products or the tolling of alumina; provided that such transactions are upon fair and reasonable terms no less favorable in any material respect to the Company or the Restricted Subsidiary than could reasonably be expected to be obtained in a comparable arms’-length transaction;

(vii)            (A) the issuance and sale of Qualified Equity Interests of the Company and (B) the sale to any Affiliate of the Company of any securities of the Company offered and sold in a broadly distributed underwritten offering (whether registered or pursuant to Rule 144A or Regulation S); provided that such sale is at a price to the Company no lower than the price paid to the Company with respect to other securities sold in such offering;

(viii)            transactions between the Company or any Restricted Subsidiary and any Joint Venture or Unrestricted Subsidiary of the Company entered into in the ordinary course of business; provided that such transactions are upon fair and reasonable terms not materially less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arms’-length transaction and are approved by the Board of Directors;

(ix)            transactions pursuant to any contract or agreement in effect on the Issue Date, in each case as amended, modified or replaced, from time to time, including any subsequent replacements, so long as the amended, modified or new agreement, taken as a whole, is not materially less favorable to the Company and its Restricted Subsidiaries than those in effect on the Issue Date; and

(x)            transactions with respect to which the Company obtains and delivers to the trustee a favorable written opinion from an investment banking, valuation or appraisal firm as to the fairness of the consideration to be received or paid by the Company and its Restricted Subsidiaries from a financial point of view, or that the terms of such transaction are fair and reasonable and no less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

Section 4.15.          Line of Business. The Company will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business (including indirectly, through its interest in a Joint Venture that is not a Restricted Subsidiary), except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.16.          Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default:

(i)            Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary.

(ii)            At the time of the designation, the designation would be permitted under Section 4.07.

(iii)            To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under Section 4.06 and Section 4.07.

(iv)            The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under Section 4.14.

(v)            Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 4.06 and Section 4.07.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b)            (i) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(ii)            The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c)            Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i)            all existing Investments of the Company and the Restricted Subsidiaries therein will be deemed made at that time;

(ii)            all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

(iii)            it will be released at that time from its Note Guarantee, if any, and Liens on its assets will be released; and

(iv)            it will cease to be subject to the provisions of this Indenture as a Restricted Subsidiary.

(d)            Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(i)            all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of Section 4.06 but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.10 or Section 4.13;

(ii)            Investments therein previously charged under Section 4.07 will be credited thereunder;

(iii)            it may be required to issue a Note Guarantee of the Notes pursuant to Section 4.11 and pledge its assets in accordance with the requirements set forth in this Indenture to the extent that they would constitute Collateral; and

(iv)            it will thenceforward be subject to the provisions of this Indenture as a Restricted Subsidiary.

(e)            Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

Section 4.17.          Financial Reports. (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee and Noteholders within the time periods specified in those sections with

(i)            all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent auditors, and

(ii)            all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (i) and (ii) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request.

(b)            All obligors on the Notes will comply with §314(a) of the Trust Indenture Act.

(c)            Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(d)            The Company will be deemed to have furnished to the holders the reports referred to in Section 4.17(a)(i) and (ii) if the Company has either (x) filed such reports with the SEC (and such reports are publicly available), (y) posted such reports on the Company’s website and issued a press release in respect thereof or (z) when not otherwise filing such reports with the Commission, posted such reports on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgment; provided that in all cases the Company shall make such information available to securities analysts and prospective investors upon request. Notwithstanding the foregoing, the Company will not be required to furnish any information required by Item 3-10 or 3-16 of Regulation S-X promulgated under the Securities Act.

(e)            For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act and the Company is not filing reports pursuant to Section 13(a) or Section 15 of the Exchange Act, the Company will furnish to the Holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.18.          Reports to Trustee. (a) The Company and each Guarantor will deliver to the Trustee within 120 days after the end of each fiscal year of the Company a certificate, executed by officers of the Company and each Guarantor, stating that the Company and each Guarantor has fulfilled its obligations hereunder or, if there has been a Default, specifying the Default and its nature and status.

(b)            The Company will deliver to the Trustee, as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.

(c)            The Company will deliver to the Trustee within 120 days after the end of each fiscal year of the Company a written statement by the Company’s independent public accountants stating (i) that their audit examination has included a review of the terms of this Indenture and the Notes as they relate to accounting matters, and (ii) whether, in connection with their audit examination, any Default has come to their attention and, if such a Default has come to their attention, specifying the nature and period of the existence thereof.

(d)            The Company will deliver to the Trustee within 120 days after the end of each fiscal year a written Opinion of Counsel as to the continued perfection of the Liens of the Collateral Agreements on the Collateral, to the extent required by §314(b)(2) of the Trust Indenture Act.

(e)            The Company will notify the Trustee in writing when any Notes become listed on any national securities exchange and of any delisting.

Section 4.19.          Collateral Requirements; Further Assurances; Costs.

(a)            On the Issue Date, the Company and each Guarantor shall grant Liens in favor of the Noteholder Collateral Agent for the benefit of the holders of Second-Priority Lien Obligations on the Collateral owned by the Company or any Guarantor on the Issue Date and take all appropriate steps to cause such Liens to be valid and perfected Liens, subject only to Permitted Liens and exceptions and encumbrances described in the Collateral Agreements, to the extent required by this Indenture and the Collateral Agreements, provided, however, that (i) any mortgages, deeds of trust or similar instruments required to be granted pursuant to this Indenture or the Collateral Agreements with respect to real property owned by the Company or any Guarantor on the Issue Date shall be granted, as promptly as practicable following the Issue Date, but in no event later than 75 days following the Issue Date and (ii) the original stock certificates, together with corresponding stock powers executed in blank, listed on Exhibit L hereto shall be delivered to the Noteholder Collateral Agent as promptly as practicable following the Issue Date, but in no event later than 10 Business Days following the Issue Date. In connection with the delivery of each Mortgage granted pursuant to this Section 4.19(a), the Company or such Guarantor, as applicable, shall deliver to the Noteholder Collateral Agent an Opinion of Counsel addressing customary matters and containing customary exceptions. For the avoidance of doubt, no title insurance policies shall be delivered with respect to the Mortgages granted pursuant to this Section 4.19(a).

(b)            If property of a type constituting Collateral is acquired by the Company or a Guarantor that is not automatically subject to a perfected security interest under the Collateral Agreements or a Restricted Subsidiary becomes a Guarantor, then the Company or such Guarantor, as applicable, will, as soon as practical after such property’s acquisition or such Subsidiary becoming a Guarantor:

(i)            grant Liens on such property (or, in the case of a new Guarantor, all of its assets constituting the type that is Collateral) in favor of the Noteholder Collateral Agent for the benefit of the holders of Second-Priority Lien Obligations (and, to the extent such grant would require the execution and delivery of a Collateral Agreement, the Company or such Guarantor shall execute and deliver such Collateral Agreement on substantially the same terms as the Collateral Agreements covering Collateral owned by the Company or a Guarantor on the Issue Date including, with respect to personal property, execution of a supplement to the Security Agreement and, with respect to real property, execution of a new Mortgage or an amendment to an existing Mortgage);

(ii)            deliver certain Opinions of Counsel and certificates in respect thereof as required by the Collateral Agreements and, in the case of real property, a Title Insurance Policy, an Opinion of Counsel addressing customary matters and containing customary exceptions and either (A) an ALTA/ACSM or otherwise customary survey or (B) such documentation as is sufficient to omit the standard survey exception to coverage under the Title Insurance Policy with respect to such real property and grant such affirmative endorsements to such Title Insurance Policy as are customary; and

(iii)            cause the Lien granted in such Collateral Agreement to be duly perfected to the same extent as the Liens granted on Collateral owned by the Company or a Guarantor on the Issue Date are perfected (including, with respect to Equity Interests of a Subsidiary or intercompany debt, perfection by control to the extent required by the Security Agreement);

provided that no such Liens have to be granted over any Excluded Property.

The Company or such Guarantor shall deliver an Opinion of Counsel to the Trustee to the extent required by §314(b) of the TIA in respect of any Lien grant referred to in this clause (b).

(c)            The Company will bear and pay all legal expenses, collateral audit and valuation costs, filing and recording fees, survey costs, insurance premiums and other costs associated with the performance of the obligations of the Company and the Guarantors set forth in this Section 4.19 and will also pay or reimburse the Trustee and Noteholder Collateral Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee and Noteholder Collateral Agent in connection therewith, including the reasonable compensation and expenses of the Trustee and Noteholder Collateral Agent’s agents and counsel.

Section 4.20.          Suspension of Certain Covenants. (a) At any time after the Notes have received an Investment Grade Rating from at least two of the Rating Agencies (a “Suspension Event”), upon notice by the Company to the Trustee certifying that a Suspension Event has occurred and that at the time of the giving of such notice no Default has occurred and is continuing under this Indenture (a “Suspension Event Notice”), then, at the option of the Company, the provisions of Sections 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.15 and 5.01(a)(iii) this Indenture (the “Suspended Covenants”) will be suspended.

(b)            If at any time thereafter the Notes’ credit rating is below an Investment Grade Rating by any Rating Agency, then the Suspended Covenants will thereafter be reinstated as if such provisions had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture, unless and until the Notes subsequently attain an Investment Grade Rating from at least two of the Rating Agencies and no Default is in existence and continuing at such time (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from at least two of the Rating Agencies); provided, however, that no Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company nor any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below) that were permitted at such time, regardless of whether such actions or events would not have been permitted if the Suspended Covenants had remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(c)            Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence.

(d)            The Trustee shall have no obligation to independently determine or verify if a Suspension Event or Reinstatement Date has occurred, monitor the ratings of the Notes or notify the Holders of any Suspension Event or Reinstatement Date. There can be no assurance that the Notes will ever achieve an Investment Grade Rating.

Article 5
Consolidation, Merger or Sale of Assets

Section 5.01.          Consolidation, Merger or Sale of Assets by the Company; No Lease of All or Substantially All Assets.

(a)            The Company will not:

(i)            consolidate with or merge with or into any Person, or

(ii)            sell, convey, transfer, or otherwise dispose of all or substantially all of the assets of the Company and its consolidated Subsidiaries, as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

(iii)            permit any Person to merge with or into the Company unless

(A)            either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Company under this Indenture, the Notes and the Collateral Agreements;

(B)            immediately after giving effect to the transaction, no Default has occurred and is continuing;

(C)            immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting, surviving or transferee Person could Incur at least $1.00 of Debt under Section 4.06(a); and

(D)            the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions precedent to the consolidation, merger or transfer have been met and the supplemental indenture (if any) comply with this Indenture;

provided that clauses (B) and (C) do not apply (i) to the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.

(b)            The Company shall not lease all or substantially all of the assets of the Company and its consolidated Subsidiaries, whether in one transaction or a series of transactions, to one or more other Persons.

(c)            Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company in this Indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released from its obligations under this Indenture and the Notes.

Section 5.02.          Consolidation, Merger or Sale of Assets by a Guarantor.

(a)            No Guarantor may:

(i)            consolidate with or merge with or into any Person, or

(ii)            sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

(iii)            permit any Person to merge with or into the Guarantor

unless

(A)            the other Person is the Company or any Wholly Owned Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)           (1)          either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under this Indenture, its Note Guarantee and the Collateral Agreements; and

(2)            immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)            the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

(b)            In connection with, and as a condition to, any transaction subject to Section 5.02, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions precedent to the consolidation, merger or transfer have been met and the supplemental indenture (if any) comply with this Indenture.

Article 6
Default and Remedies

Section 6.01.          Events of Default. An “Event of Default” occurs if

(a)            the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise;

(b)            the Company defaults in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(c)            the Company fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Section 4.12 or Section 4.13, or the Company or any Guarantor fails to comply with Article 5;

(d)            the Company defaults in the performance of or breaches any other covenant or agreement of the Company in this Indenture or under the Notes and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes;

(e)            there occurs with respect to any Debt of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $20.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(f)            one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries (other than such judgments or orders rendered against the Company or any of its Restricted Subsidiaries with respect to claims, actions or judgments arising out of or relating to Legacy Domestic Subsidiaries, including without limitation claims, actions or judgments arising out of or relating to the employment of current or former employees of one or more Legacy Domestic Subsidiaries) and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect (a “judgment default”);

(g)            an involuntary case or other proceeding is commenced against the Company or any Significant Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any such Significant Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(h)            the Company or any of its Significant Restricted Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Restricted Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Restricted Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in Sections 6.01(g) or (h) a “bankruptcy default”);

(i)            any Note Guarantee of any Significant Restricted Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or any such Guarantor denies or disaffirms its obligations under its Note Guarantee; or

(j)            the Liens created by the Collateral Agreements shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Indenture or the Collateral Agreements), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Collateral Agreements shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 60 days after notice, or the enforceability thereof shall be contested by the Company or any Guarantor (an event of default specified in this clause a “collateral default”); provided that such collateral default shall not result in an Event of Default if it occurs as a result of a bankruptcy default with respect to a Legacy Domestic Subsidiary.

Section 6.02.          Acceleration. (a) If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders (a “Noteholder Direction”) (subject to Section 7.02(d)), may, and the Trustee at the request of such Holders shall, declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)            Any notice of an Event of Default, notice of acceleration or instruction delivered to the Trustee and the Noteholder Collateral Agent, as applicable, to provide a Noteholder Direction provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company, the Trustee and the Noteholder Collateral Agent, as applicable, that such Holder is not (or, in the case such Holder is the Depositary or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder shall be deemed to, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is the Depositary or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Depositary or its nominee, and the Depositary shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee and the Noteholder Collateral Agent, as applicable, without any duty of further verification or inquiry. Neither the Trustee nor the Noteholder Collateral Agent shall be liable and shall be fully protected for any action that the Trustee or the Noteholder Collateral Agent takes or fails to take in accordance with this paragraph and the next succeeding paragraph, or arising out of or in connection with following instructions of or taking actions in accordance with a Noteholder Direction. Neither the Trustee nor the Noteholder Collateral Agent shall have any liability whatsoever for acting in accordance with the requirements of this paragraph and the next succeeding paragraph and may conclusively rely on such Position Representation without any duty of further verification or inquiry. Neither the Trustee nor the Noteholder Collateral Agent shall have any duty to inquire as to or investigate the accuracy or authenticity of any Position Representation or determine whether it complies with the provisions of this Indenture, enforce compliance with any Verification Covenant, to monitor, investigate, verify or otherwise determine if a holder has a Net Short Position, inquire if the Company will seek action to determine if a Directing Holder has breached its Position Representation or monitor any court proceedings undertaken in connection therewith, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy, or otherwise failing to act in accordance with a Noteholder Direction. Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this Section 6.02(b) and Section 6.02(c) will apply and survive with respect to each beneficial owner notwithstanding that any such person may have ceased to be a beneficial owner, this Indenture may have been terminated, the Notes may have been redeemed in full, or the Trustee may have resigned or been removed.

(c)            If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee and the Noteholder Collateral Agent an Officer’s Certificate certifying that the Company has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction and the aforementioned Officer’s Certificate, but prior to acceleration of the Notes, the Company provides to the Trustee and the Noteholder Collateral Agent an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity and/or security such Directing Holder may have offered to the Trustee or the Noteholder Collateral Agent, as applicable), with the effect that such Event of Default shall be deemed never to have occurred, any related acceleration rescinded and the Trustee and the Noteholder Collateral Agent, as applicable, shall be deemed not to have received such Noteholder Direction or any notice of Default or Event of Default. The Trustee and the Noteholder Collateral Agent shall be fully protected for any actions taken (or not taken) pursuant to any Noteholder Direction under the indenture even if Noteholder’s holdings are later disregarded because of a breach of, or failure to comply with, the Position Representation or Verification Covenant. The Trustee shall have no liability to the Century, any Guarantor, any Holder or any other Person in acting in good faith on a Noteholder Direction.

(d)            Each Holder by accepting any Note acknowledges and agrees that neither the Trustee nor the Noteholder Collateral Agent (nor any agent) shall be liable to any person for acting or refraining to act in accordance with (i) the foregoing provisions, (ii) any Noteholder Direction, (iii) any Officer’s Certificate delivered to it in connection therewith or (iv) its duties under this Indenture, as the Trustee or the Noteholder Collateral Agent, as applicable, may determine in its sole discretion as a result of the foregoing provisions.

(e)            The Holders of a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if:

(i)            all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived,

(ii)            the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, and

(iii)            there had been paid to or deposited with the Trustee a sum sufficient to pay all amounts due to the trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such Default.

Section 6.03.          Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture, and any recovery of judgment shall be for the ratable benefit of the Holders of the Notes. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04.          Waiver of Past Defaults. Except as otherwise provided in Sections 6.02, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes may, by notice to the Trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.          Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, if the directing holders do not offer indemnity satisfactory to the Trustee in connection with such direction, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06.          Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture or the Notes, unless:

(a)            the Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)            Holders of at least 25% in aggregate principal amount of outstanding Notes have made written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under this Indenture;

(c)            Holders have offered to the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(d)            the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)            during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

Section 6.07.          Rights of Holders to Receive Payment. Notwithstanding anything to the contrary, the right of a Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturity thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of that Holder.

Section 6.08.          Collection Suit by Trustee. If an Event of Default in payment of principal or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee hereunder.

Section 6.09.          Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder) and the Holders allowed in any judicial proceedings relating to the Company or any Guarantor or their respective creditors or property, and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee hereunder. Nothing in this Indenture will be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.          Priorities. Subject to the terms of any Intercreditor Agreement and the Collateral Agency Agreement, if the Trustee collects any money pursuant to this Article (including any proceeds from Collateral received pursuant to the terms of the Collateral Agreements or the Intercreditor Agreement), it shall pay out the money in the following order:

•	FIRST, to amounts owing to the holders of the First-Priority Liens in accordance with the terms of the First Lien Indebtedness until they are paid in full in cash (which term includes a requirement that obligations with respect to letters of credit and similar obligations shall be cash collateralized at 105% of the maximum exposure thereof;

•	SECOND, to amounts owing to the Noteholder Collateral Agent in its capacity as such in accordance with the terms of the Collateral Agreements, to the Trustee and to the representatives of any other holders of debt, in their capacity as such, secured by parity Liens on the Collateral;

•	THIRD, ratably to amounts owing to the Holders of the Notes in accordance with the terms of this Indenture and to amounts owing to the holders of any obligations secured by parity Liens on the Collateral; and

•	FOURTH, to the Company and/or other persons entitled thereto.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section.

Section 6.11.          Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, any Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, any Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.12.          Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit in the manner and to the extent provided in the Trust Indenture Act, and the court may assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on the respective due dates, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

Section 6.13.          Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.14.          Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15.          Waiver of Stay, Extension or Usury Laws. The Company and each Guarantor covenants, to the extent that it may lawfully do so, that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or the Guarantor from paying all or any portion of the principal of, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. The Company and each Guarantor hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Article 7
The Trustee

Section 7.01.          General. (a) The duties and responsibilities of the Trustee are as provided by the Trust Indenture Act and as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article.

(b)            Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee. This Indenture and the Collateral Agreement will provide that the Noteholder Collateral Agent will perform only such duties as are set forth specifically in this Indenture and Collateral Documents. In case an Event of Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(c)            No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

Section 7.02.          Certain Rights of Trustee. Subject to Trust Indenture Act Sections 315(a) through (d):

(a)            In the absence of bad faith on its part, the Trustee may rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee, in its discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b)            Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel conforming to Section 13.05 and the Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the certificate or opinion.

(c)            The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(e)            The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power convened upon the Trustee, under this Indenture.

(f)            The Trustee may consult with counsel, and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g)            No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

(h)            The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless either (i) a Responsible Officer of the Trustee shall have actual knowledge thereof or (ii) a written notice of such Default or Event of Default shall have been given to the Trustee by the Company or any Holder of Notes.

(i)            The permissive rights of the Trustee to take actions enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct with respect to such permissive rights.

(j)            In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including, without limitation, as Custodian, Registrar and Paying Agent), and each agent, custodian and other Person employed to act hereunder; provided that, in and during an Event of Default, only the Trustee, and not any agent, shall be subject to the prudent person standard.

(l)            The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m)            The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances.

(n)            The Trustee shall at no time have any responsibility or liability for or in respect to the legality, validity or enforceability of any Collateral and any other Person with respect thereto, or the perfection or priority of any security interest created in any of the Collateral or maintenance of any perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default.

Section 7.03.          Individual Rights of Trustee. The Trustee and any Paying Agent, Registrar or any other agent of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent. However, the Trustee is subject to Trust Indenture Act Sections 310(b) and 311.

Section 7.04.          Trustee’s Disclaimer. The Trustee (a) makes no representation as to the validity or adequacy of this Indenture or the Notes, (b) is not accountable for the Company’s use or application of the proceeds from the Notes and (c) is not responsible for any statement in the Notes other than its certificate of authentication.

Section 7.05.          Notice of Default. (a) If any Default occurs and is continuing and is known to the Trustee, the Trustee will send notice of the Default to each Holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determines that withholding the notice is in the interest of the Holders. Notice to Holders under this Section will be given in the manner and to the extent provided in Trust Indenture Act §313(c).

(b)            Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note that is to be paid by the Trustee, as paying agent, the Trustee shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Trustee shall have received written notice from the Company or a Holder describing such Default or Event of Default, and stating that such notice is a notice of default.

Section 7.06.          Reports by Trustee to Holders. Within 60 days after each July 1, beginning with July 1, 2026, the Trustee will mail to each Holder, as provided in Trust Indenture Act §313(c) a brief report dated as of such July 1, if required by Trust Indenture Act §313(a). The Trustee will also mail to each Holder any report required by Trust Indenture Act §313(b).

Section 7.07.          Compensation and Indemnity. (a) The Company will pay the Trustee compensation as agreed upon in writing for its services. The compensation of the Trustee is not limited by any law on compensation of a Trustee of an express trust. The Company will reimburse the Trustee upon request for all reasonable and documented out-of-pocket expenses, disbursements and advances incurred or made by the Trustee, including the reasonable compensation and expenses of the Trustee’s agents and counsel.

(b)            The Company will indemnify the Trustee for, and hold it harmless against, any loss or liability or expense incurred by it without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes, including the reasonable costs and expenses (including the costs and expenses of enforcing the terms of this Indenture and the indemnification provided herein) of defending itself against any claim or liability (whether brought by any Company, any Guarantor, Holder or any third-party) and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes. The Trustee shall promptly notify the Company of any claim for which it may seek indemnity. The Company shall defend the claim, and the Trustee shall cooperate in the defense thereof. The Company shall have no obligation to pay for any settlement of any such claim without its consent, which consent shall not be unreasonably withheld.

(c)            To secure the Company’s payment obligations in this Section, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest on particular Notes.

(d)            When the Trustee incurs expenses or renders services after an Event of Default specified in clause (g) or (h) of Section 6.01 occurs, the expenses and the compensation for the services are intended to constitute expenses of administration to the extent permitted by law under apply applicable bankruptcy, reorganization, insolvency or other similar law not or hereinafter in effect.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

Section 7.08.          Replacement of Trustee. (a) (i) The Trustee may resign at any time by written notice to the Company.

(ii)            The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by written notice to the Trustee.

(iii)            If the Trustee is no longer eligible under Section 7.10 or in the circumstances described in Trust Indenture Act §310(b) any Holder that satisfies the requirements of Trust Indenture Act §310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(iv)            The Company may remove the Trustee if: (A) the Trustee is no longer eligible under Section 7.10; (B) the Trustee is adjudged bankrupt or an insolvent; (C) a receiver or other public officer takes charge of the Trustee or its property; or (D) the Trustee becomes incapable of acting.

A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

(b)            If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Company. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the expense of the Company, the Company or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c)            Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Company, (i) the retiring Trustee will transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Trustee will become effective, and (iii) the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. Upon request of any successor Trustee, the Company will execute any and all instruments for fully and vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Company will give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(d)            Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

(e)            The Trustee agrees to give the notices provided for in, and otherwise comply with, Trust Indenture Act §310(b).

Section 7.09.          Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

Section 7.10.          Eligibility. This Indenture must always have a Trustee that satisfies the requirements of Trust Indenture Act §310(a) and has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.11.          Money Held in Trust. The Trustee will not be liable for interest on any money received by it except as it may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under

Article 8
Defeasance and Discharge

Section 8.01.          Discharge of Company’s Obligations. (a) Subject to Section 8.01(b), the Company’s obligations under the Notes and this Indenture, and each Guarantor’s obligations under its Note Guarantee, will terminate, and the Collateral Agreements will terminate and the Collateral shall be released from the Liens thereunder, if:

(i)            all Notes previously authenticated and delivered (other than (A) destroyed, lost or stolen Notes that have been replaced or (B) Notes that are paid pursuant to Section 4.01 or (C) Notes for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Company pursuant to Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

(ii)            (A) the Notes mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption,

(B)            the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders, (x) money sufficient or (y) U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, in each case without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

(C)            no Default has occurred and is continuing on the date of the deposit,

(D)            the deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, and

(E)            the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

(b)            After satisfying the conditions in Section 8.01(a)(i), only the Company’s obligations under Section 7.07 will survive. After satisfying the conditions in Sections 8.01(a)(ii), only the Company’s obligations in Article 2 and Sections 4.01, 4.02, 7.07, 7.08, 8.05 and 8.06 will survive. In either case, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture other than the surviving obligations.

Section 8.02.          Legal Defeasance. After the 123rd day following the deposit referred to in clause (a) below, the Company will be deemed to have paid and will be discharged from its obligations in respect of the Notes and this Indenture (other than its obligations in Article 2 and Sections 4.01, 4.02, 7.07, 7.08, 8.05 and 8.06) and each Guarantor’s obligations under its Note Guarantee will terminate; provided the following conditions have been satisfied:

(a)            The Company has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements satisfactory to the Trustee.

(b)            No Default has occurred and is continuing on the date of the deposit or occurs at any time during the 123-day period following the deposit.

(c)            The deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound.

(d)            The Company has delivered to the Trustee

(i)            either (x) a ruling received from the Internal Revenue Service to the effect that the beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case or (y) an Opinion of Counsel, based on a Change in Law after the date of this Indenture, to the same effect as the ruling described in clause (x), and

(ii)            an Opinion of Counsel to the effect that (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (y) the Holders have a valid first priority Note interest in the trust funds (subject to customary exceptions), and (z) after the passage of 123 days following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.

(e)            If the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the deposit and defeasance will not cause the Notes to be delisted.

(f)            The Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance have been complied with.

Prior to the end of the 123-day period, none of the Company’s obligations under this Indenture will be discharged. Thereafter, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for the surviving obligations specified above.

Section 8.03.          Covenant Defeasance. After the 123rd day following the deposit referred to in clause (a), the Company’s obligations set forth in Sections 4.06 through 4.17, clause (C) of Section 5.01(a)(iii) and Section 5.02 and each Guarantor’s obligations under its Note Guarantee will terminate, and clauses (c), (d), (e), (f), (i) and (j) of Section 6.01 will no longer constitute Events of Default; provided the following conditions have been satisfied:

(a)            The Company has complied with Sections 8.02(a), (b), (c), (d)(ii), (e) and (f) and

(b)            the Company has delivered to the Trustee either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case.

Upon satisfaction of the conditions described above, the Company may omit to comply with the covenants and clauses described above and shall have no liability in respect thereof, including by reason of any reference to such covenants or clauses elsewhere in this Indenture. Except as specifically stated above, none of the Company’s obligations under this Indenture will be discharged.

Section 8.04.          Application of Trust Money. Subject to Section 8.05 the Trustee will hold in trust the money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and this Indenture. Such money and U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

Section 8.05.          Repayment to Company. Subject to Sections 7.07, 8.01, 8.02 and 8.03, the Trustee will promptly pay to the Company upon request any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money. The Trustee will pay to the Company upon request any money held for payment with respect to the Notes that remains unclaimed for two years, provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in New York City, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Company. After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.

Section 8.06.          Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 8.01, 8.02 or 8.03 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes and the Guarantors’ obligations under this Indenture and the Note Guarantees will be reinstated as though no such deposit in trust had been made. If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.

Article 9
Amendments, Supplements and Waivers

Section 9.01.          Amendments without Consent of Holders. The Company and the Trustee (and, in the case of the Collateral Agreements, the Noteholder Collateral Agent) may amend or supplement this Indenture, the Notes and/or the Collateral Agreements without notice to or the consent of any Noteholder

(i)            to cure any ambiguity, defect or inconsistency in this Indenture or the Notes;

(ii)            to comply with Article 5;

(iii)            to comply with any requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act;

(iv)            to evidence and provide for the acceptance of appointment hereunder by a successor Trustee;

(v)            to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986;

(vi)            to provide for any Guarantee of the Notes, to provide security for the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by this Indenture and the Collateral Agreements;

(vii)            to conform any provision to the section in the Offering Circular entitled “Description of the Notes”;

(viii)            to make any change that does not adversely affect the rights of any Holder in any material respect; or

(ix)            to provide for or confirm the issuance of Additional Notes.

In addition, the Company may amend the Collateral Agreements, and enter into such additional agreements, as may be necessary (a) to secure additional Debt to be Incurred by the Company or a Guarantor by Liens on the Collateral pursuant to the Collateral Agreements if such Debt is permitted to be Incurred and secured by such Liens under this Indenture, or (b) to evidence the requisite priorities of the Liens granted by the Collateral Agreements and any other Permitted Liens on the Collateral.

Section 9.02.          Amendments with Consent of Holders. (a) Except as otherwise provided in Sections 6.02, 6.04, and 6.07 or paragraph (b), the Company and the Trustee (and, in the case of the Collateral Agreements, the Noteholder Collateral Agent) may amend this Indenture, the Notes and/or the Collateral Agreements with the written consent of the Holders of a majority in principal amount of the then outstanding Notes, and the Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may waive future compliance by the Company with any provision of this Indenture, the Notes or the Collateral Agreements.

(b)            Notwithstanding the provisions of paragraph (a), without the consent of each Holder affected, an amendment or waiver may not

(i)            reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note,

(ii)            reduce the rate of or change the Stated Maturity of any interest payment on any Note,

(iii)            reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

(iv)            after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(v)            make any Note payable in money other than that stated in the Note,

(vi)            impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(vii)            make any change in the percentage of the principal amount of the Notes required for amendments or waivers,

(viii)            modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes, or

(ix)            except as provided in Article 10, make any change in any Note Guarantee that would adversely affect the Noteholders;

provided that Liens created by the Collateral Agreements on all or substantially all of the Collateral (other than in accordance with the terms of the Intercreditor Agreement, the Collateral Agreements and this Indenture) may be released with the consent of Holders holding not less than 75% in aggregate principal amount of the then outstanding Notes.

It is not necessary for Noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(c)            An amendment, supplement or waiver under this Section becomes effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes. After an amendment, supplement or waiver under this Section becomes effective, the Company will send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will send supplemental indentures to Holders upon request. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Section 9.03.          Effect of Consent. (a) After an amendment, supplement or waiver becomes effective, it will bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

(b)            If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms. The Trustee may also place an appropriate notation on any Note thereafter authenticated. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.

Section 9.04.          Trustee’s Rights and Obligations. The Trustee is entitled to receive, and will be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officers’ Certificate and an Opinion of Counsel each stating (i) that the execution of any amendment, supplement or waiver authorized pursuant to this Article is authorized or permitted by this Indenture and any supplemental indenture complies with the requirements of this Indenture and the Collateral Agreements and the Notes, (ii) that such modification, amendment, supplement or waiver is authorized or permitted pursuant to the terms of this Indenture, the Collateral Agreements, and the Notes, as applicable, and (iii) that such modification, amendment, supplement or wavier will be valid and binding upon the Company and the Guarantors in accordance with its terms. If the Trustee has received such an Officers’ Certificate and an Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Trustee. The Trustee may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture.

Section 9.05.          Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

Section 9.06.          Payments for Consents. Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Article 10
Guarantees

Section 10.01.          The Guarantees. Subject to the provisions of this Article, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under this Indenture. Upon failure by the Company to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture.

Section 10.02.          Guarantee Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(a)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under this Indenture or any Note, by operation of law or otherwise;

(b)            any modification or amendment of or supplement to this Indenture or any Note;

(c)            any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in this Indenture or any Note;

(d)            the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)            any invalidity or unenforceability relating to or against the Company for any reason of this Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under this Indenture; or

(f)            any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 10.03.          Discharge; Reinstatement. Each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 10.04.          Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 10.05.          Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder, or under the Notes remains unpaid.

Section 10.06.          Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07.          Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee are limited to the minimum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 10.08.          Execution and Delivery of Guarantee. The execution by each Guarantor of this Indenture (or a supplemental indenture substantially in the form of Exhibit B) evidences the Note Guarantee of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 10.09.          Release of Guarantee. The Note Guarantee of a Guarantor will terminate upon

(a)            a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture,

(b)            the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary, or

(c)            defeasance or discharge of the Notes, as provided in Article 8.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guarantee.

Article 11
Ranking of Liens

Section 11.01.          Agreement for the Benefit of Holders of First-Priority Liens. The Trustee and the Noteholder Collateral Agent agree, and each Holder of the Notes by accepting a Note, agrees:

(a)            So long as no First Lien Indebtedness is outstanding, upon the occurrence and during the continuance of an Event of Default, the Noteholder Collateral Agent will be permitted (together with the representative of any other Debt secured by parity Liens on the Collateral), to take steps with respect to remedies and enforcement, acting at the direction of the Applicable Authorized Representative. On the Issue Date, the Trustee, acting at the written direction of the Holders of a majority in principal amount of the Notes, will be the Applicable Authorized Representative.

(b)            If First Lien Indebtedness is incurred, the Noteholder Collateral Agent (at the direction of the Applicable Authorized Representative) will, and is hereby authorized to, at such time enter into an Intercreditor Agreement substantially in the form of Exhibit J attached to this Indenture, which will establish the subordinate priority status of the Second-Priority Liens and to take all steps to effectuate such agreement, provided that, with respect to any real property subject to a Mortgage, if subordination of such Mortgage to the First-Priority Liens is required and any Liens that secure a monetary obligation of the Company or a Guarantor (other than any judgment Lien with respect to which no judgment default has occurred and is continuing) have been recorded against such real property after the recording of the applicable Mortgage, such Liens shall be either released of record or similarly subordinated to the First-Priority Liens in connection with any such subordination of the applicable Mortgage. This Indenture, Notes, Note Guarantees and Collateral Agreements will at such time be subject to the Intercreditor Agreement.

Section 11.02.          Notes, Guarantees and Other Second-Priority Lien Obligations Not Subordinated. The provisions of this Article 11 are intended solely to set forth the relative ranking, as Liens, of the Second-Priority Liens as against the First-Priority Liens. The Notes and Note Guarantees are senior non-subordinated Obligations of the Company and Guarantors. Neither the Notes, the Note Guarantees and other Second-Priority Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the exercise of rights and remedies of a secured party, which are subject to the Intercreditor Agreement) are intended to be or will ever be, by reason of the provisions of this Article 11, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Section 11.03.          Relative Rights. The Intercreditor Agreement defines the relative rights, as lienholders, of holders of Second-Priority Liens and holders of First-Priority Liens. Nothing in this Indenture or the Intercreditor Agreement will:

(a)            impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on the Notes in accordance with their terms or to perform any other obligation of the Company or any other obligor under this Indenture, Notes, Note Guarantees and Collateral Agreements;

(b)            restrict the right of any Holder to sue for payments that are then due and owing;

(c)            prevent the Trustee, the Noteholder Collateral Agent or any Holder from exercising against the Company or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Intercreditor Agreement); or

(d)            restrict the right of the Trustee, the Noteholder Collateral Agent or any Holder:

(1)            to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to any obligor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against any obligor;

(2)            to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;

(3)            to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

(4)            to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted or bound by, or liable for, any of the obligations under this Article 11;

(5)            to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;

(6)            to make, support or oppose any request for an order appointing a trustee or examiner in any insolvency or liquidation proceedings; or

(7)            otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose:

(x)            if it were a holder of unsecured claims; or

(y)            as to any matter relating to any plan of reorganization or other restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding;

in each case, except as set forth in the Intercreditor Agreement.

Article 12
Collateral and Security

Section 12.01.          Collateral Agreements. The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees, the payment of all other Second-Priority Lien Obligations and the performance of all other obligations of the Company and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Collateral Agreements are secured by Liens on the Collateral, subject to Permitted Liens, as provided in the Collateral Agreements which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture, or with respect to any Mortgages, subsequent to the Issue Date, and will be secured as provided in the Collateral Agreements hereafter delivered as required or permitted by this Indenture.

Section 12.02.          Noteholder Collateral Agent.

(a)            The Company hereby appoints Wilmington Trust, National Association to act as Noteholder Collateral Agent, and the Noteholder Collateral Agent shall have the privileges, powers and immunities as set forth herein and in the Collateral Agreements. The Company and the Guarantors hereby agree that the Noteholder Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case, pursuant to the terms of the Collateral Agreements and the Noteholder Collateral Agent is hereby authorized to execute and deliver the Collateral Agreements.

(b)            Subject to Section 7.01, neither the Trustee nor the Noteholder Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Collateral Agreements, for the creation, perfection, priority, maintenance, sufficiency or protection of any Second-Priority Lien, or for any defect or deficiency as to any such matters, or, except in the case of gross negligence or willful misconduct, for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Second-Priority Liens or Collateral Agreements or any delay in doing so.

(c)            Subject to the terms of the Collateral Agency Agreement and the Intercreditor Agreement, if any, the Noteholder Collateral Agent will be subject to such directions as may be given it by the Trustee (acting at the written direction of the Holders of a majority in principal amount of the Notes) from time to time (as required or permitted by this Indenture).

(d)            At all times when the Trustee is not itself the Noteholder Collateral Agent, the Company will deliver to the Trustee copies of all Collateral Agreements delivered to the Noteholder Collateral Agent and copies of all documents delivered to the Noteholder Collateral Agent pursuant to the Collateral Agreements.

Section 12.03.          Collateral Proceeds Account. (a) Pursuant to this Indenture and the Collateral Agreements and subject to the terms of the Intercreditor Agreement if First-Lien Indebtedness is Incurred, the Company and the Guarantors will deposit in a cash collateral account (the “Collateral Proceeds Account”):

(i)            net cash proceeds from any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Collateral having an aggregate fair market value of more than $20.0 million;

(ii)            any cash proceeds in excess of $20.0 million of any Collateral taken by eminent domain, expropriation or other similar governmental taking; and

(iii)            cash proceeds in excess of $20.0 million of insurance upon any part of the Collateral.

(b)            The Noteholder Collateral Agent will have a perfected security interest in such account for the benefit of itself, the Trustee, the Noteholders and holders of other Parity Lien Obligations. Proceeds of the account may only be released to the Company or the applicable Guarantor for use as permitted by clause (c) or (d) described under Section 4.13.

(c)            The Company will not be required to deposit any proceeds from eminent domain or other similar taking or insurance to the extent that it furnishes the Noteholder Collateral Agent and the Trustee with an Officers’ Certificate certifying that it has invested an amount in compliance with such clauses equal to, or in excess of, the amount of such proceeds in anticipation of receipt of such funds.

(d)            The Company and the Guarantors will be required to comply with the requirements described above with respect to dispositions of Collateral before they may use the moneys in the Collateral Proceeds Account.

Section 12.04.          Authorization Of Actions To Be Taken.

(a)            Each Holder, by its acceptance thereof, consents and agrees to the terms of each Collateral Agreement, as originally in effect on the Issue Date (or, with respect to any Mortgages, as will be granted pursuant to Section 4.19(a) of this Indenture) and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Noteholder Collateral Agent to execute and deliver the Collateral Agreements to which it is a party and authorizes and empowers the Trustee and the Noteholder Collateral Agent to bind the Holders as set forth in the Collateral Agreements to which it is a party and to perform its obligations and exercise its rights and powers thereunder.

(b)            The Noteholder Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders any funds collected or distributed under the Collateral Agreements to which the Noteholder Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

(c)            Following an Event of Default, subject to the provisions of Section 7.01, Section 7.02, Article 11 and the Intercreditor Agreement, the Trustee may (but without any obligation to do so), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Noteholder Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i)            foreclose upon or otherwise enforce any or all of the Second-Priority Liens;

(ii)            enforce any of the terms of the Collateral Agreements to which the Noteholder Collateral Agent or Trustee is a party; or

(iii)            collect and receive payment of any and all Second-Priority Lien Obligations.

Subject to the Intercreditor Agreement, Section 7.01, Section 7.02 and Article 11, the Trustee is authorized and empowered to institute and maintain, or direct the Noteholder Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Second-Priority Liens or the Collateral Agreements to which the Noteholder Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Collateral Agreements to which the Noteholder Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Noteholder Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders, the Trustee or the Noteholder Collateral Agent.

Section 12.05.          Release Of Liens.

(a)            The Liens will be released, with respect to the Notes and the Guarantees:

(i)            in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes and payment in full of all other Obligations in respect thereof that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium, if any, on the Notes are paid;

(ii)            in whole, upon discharge or defeasance of this Indenture pursuant to Article 8;

(iii)            with the consent of the requisite Holders of the Notes pursuant to Article 9, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes;

(iv)            in connection with any disposition of Collateral to any Person other than the Company or any of the Guarantors (but excluding any transaction subject to Article 5 where the recipient is required to become the obligor on the Notes or a Note Guarantee) that is permitted by this Indenture (with respect to the Lien on such Collateral); and

(v)            with respect to Equity Interests in any Foreign Subsidiaries or Foreign Holding Company directly owned by the Company or any Guarantor, upon the occurrence of a Specified Tax Event, but only to the extent necessary to reduce the percentage of such Equity Interests of any such Foreign Subsidiary of Foreign Holding Company that constitutes Collateral to 65%.

If First Lien Indebtedness is Incurred, the Intercreditor Agreement will provide that the Second-Priority Liens securing the Notes and the Note Guarantees will be released on any Collateral to the extent such Collateral is disposed of in connection with the enforcement of the First-Priority Liens, provided that the Liens securing the Notes and the Note Guarantees will remain on proceeds thereof.

(b)            If an instrument confirming the release of the Second-Priority Liens pursuant to Section 12.05(a) is requested by the Company or a Guarantor, then upon delivery to the Trustee of an Officers’ Certificate requesting execution of such an instrument, accompanied by:

(i)            an Opinion of Counsel confirming that such release is permitted by Section 12.05(a);

(ii)            all instruments requested by the Company to effectuate or confirm such release; and

(iii)            such other certificates and documents as the Trustee or Noteholder Collateral Agent may reasonably request to confirm the matters set forth in Section 12.05(a) that are required by this Indenture or the Collateral Agreements, the Trustee will, if such instruments and documents are reasonably satisfactory to the Trustee and Noteholder Collateral Agent, instruct the Noteholder Collateral Agent to execute and deliver, and the Noteholder Collateral Agent will promptly execute and deliver, such instruments.

(c)            All instruments effectuating or confirming any release of any Second-Priority Liens will have the effect solely of releasing such Second-Priority Liens as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.

(d)            The Company will bear and pay all costs and expenses associated with any release of Second-Priority Liens pursuant to this Section 12.05, including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or for the Noteholder Collateral Agent.

Section 12.06.          Filing, Recording And Opinions.

(a)            The Company will comply with the provisions of TIA §314(b) and §314(d). Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral. Upon such determination, the Company shall deliver an Officers’ Certificate to the Trustee stating that all or any portion of the TIA §314(b) is inapplicable to the released Collateral.

(b)            If any Collateral is released in accordance with this Indenture or any Collateral Agreement at a time when the Trustee is not itself also the Noteholder Collateral Agent and if the Company has delivered the certificates and documents required by the Collateral Agreements and permitted to be delivered by Section 12.04 (if any), the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 12.04, if any, will, upon request, deliver a certificate to the Noteholder Collateral Agent setting forth such determination.

Article 13
Miscellaneous

Section 13.01.          Trust Indenture Act of 1939. This Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

Section 13.02.          Noteholder Communications; Noteholder Actions. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes and the corresponding rights and duties of the Company and the Trustee shall be as provided by §312 of the TIA.

Section 13.03.          Notices. (a) Any notice or communication to the Company will be deemed given if in writing (i) when delivered in person or (ii) five days after mailing when mailed by first class mail, or (iii) when sent by facsimile transmission, with transmission confirmed. Notices or communications to a Guarantor will be deemed given if given to the Company. Any notice to the Trustee will be effective only upon receipt. In each case the notice or communication should be addressed as follows:

if to the Company:

Century Aluminum Company
One South Wacker Drive, Suite 1000
Chicago, Illinois 60606
Facsimile: 312-601-4335
Attn: Chief Financial Officer

if to the Trustee:

Wilmington Trust, National Association

Global Capital Markets

Attn: Century Aluminum Account Administrator

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)            Except as otherwise expressly provided with respect to published notices, any notice or communication to a Holder will be deemed given when mailed to the Holder at its address as it appears on the Register by first class mail or, as to any Global Note registered in the name of DTC or its nominee, as agreed by the Company, the Trustee and DTC. Copies of any notice or communication to a Holder, if given by the Company, will be mailed to the Trustee at the same time. Defect in mailing a notice or communication to any particular Holder will not affect its sufficiency with respect to other Holders.

(c)            Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver will be the equivalent of the notice. Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

Section 13.04.          Certificate And Opinion As To Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

(a)            an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel stating that all such conditions precedent have been complied with.

Section 13.05.          Statements Required In Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include (subject to customary language and exceptions in the case of an Opinion of Counsel):

(a)            a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(c)            a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with, provided that an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

Section 13.06.          Payment Date Other Than A Business Day. If any payment with respect to a payment of any principal of, premium, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue with respect to such payment for the intervening period.

Section 13.07.          Governing Law; Jurisdiction and Waiver of Jury Trial. (a) This Indenture, including any Note Guarantees , and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)            Each of the Company and the Guarantors irrevocably consent and agree, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consent and submit to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for themselves in respect of their properties, assets and revenues.

(c)            Each of the Company and the Guarantors irrevocably and unconditionally waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d)            Each of the Company, the Guarantors and the Trustee irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby.

Section 13.08.          No Adverse Interpretation Of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company, and no such indenture or loan or debt agreement may be used to interpret this Indenture.

Section 13.09.          Successors. All agreements of the Company or any Guarantor in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successor.

Section 13.10.          Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.11.          Separability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12.          Table Of Contents And Headings. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

Section 13.13.          No Liability Of Directors, Officers, Employees, Incorporators And Stockholders. No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the Notes, any Note Guarantee, this Indenture or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.14.          Counterparts. This Indenture may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Indenture by facsimile or electronic transmission, including by PDF, shall be as effective as delivery of a manually signed counterpart of this Indenture.  Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

CENTURY ALUMINUM COMPANY, as Issuer

By:	/s/ Peter Trpkovski
Name:	Peter Trpkovski
Title:	Executive Vice President, Chief Financial Officer and Treasurer

CENTURY ALUMINUM OF SOUTH CAROLINA, INC. (successor in interest to Berkeley Aluminum, Inc.), as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

CENTURY KENTUCKY, INC., as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

CENTURY ALUMINUM HOLDINGS, INC., as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

METALSCO LLC, as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

Indenture Signature Page

SKYLINER LLC, as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

NSA GENERAL PARTNERSHIP, as a Guarantor

By: Century Kentucky, Inc., its Managing Partner

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP, as a Guarantor

By: Metalsco, LLC, its Managing Partner

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

CENTURY ALUMINUM SEBREE LLC, as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

CENTURY MARKETER LLC, as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

Indenture Signature Page

CENTURY ALUMINUM TRADING COMPANY, as a Guarantor

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Vice President and Treasurer

Indenture Signature Page

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
Name:	Barry D. Somrock
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Noteholder Collateral Agent

By:	/s/ Barry D. Somrock
Name:	Barry D. Somrock
Title:	Vice President

Indenture Signature Page

EXHIBIT A

[FACE OF NOTE]

CENTURY ALUMINUM COMPANY

6.875% Senior Secured Notes due 2032

CUSIP No.
ISIN No.

$
No.

Century Aluminum Company, a Delaware corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of ________ DOLLARS ($_________) or such other amount as indicated on the Schedule of Exchange of Notes attached hereto on August 1, 2032.

Interest Rate: 6.875% per annum in cash.

Interest Payment Dates: August 1 and February 1, commencing February 1, 2026.

Regular Record Dates: July 15 and January 15.

Reference is hereby make to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Date: July 22, 2025

CENTURY ALUMINUM COMPANY

By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 6.875% Senior Secured Notes due 2032 described in the Indenture referred to in this Note.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

CENTURY ALUMINUM COMPANY

6.875% Senior Secured Notes due 2032

1.            Principal and Interest.

The Company promises to pay the principal of this Note on August 1, 2032.

The Company promises to pay cash interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 6.875% per annum (subject to adjustment as provided below).

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the August 1 or February 1 immediately preceding the interest payment date) on each interest payment date, commencing February 1, 2026.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from [the Issue Date].1 Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company will pay cash interest on overdue principal, premium, if any, and interest at a rate per annum that is 2.0% in excess of 6.875%. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

2.            Indentures; Note Guarantee.

This is one of the Notes issued under an Indenture dated as of July 22, 2025 (as amended from time to time, the “Indenture”), among the Company, the Guarantors party thereto and Wilmington Trust, National Association, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general senior secured obligations of the Company. The Indenture provides for the issuance of $400,000,000 aggregate principal amount of the Notes, and if and when issued, any Additional Notes, and the originally issued Notes and all such Additional Notes will vote together for all purposes as a single class. This Note is guaranteed and secured, as set forth in the Indenture.

1 For Additional Notes, may be the date of their original issue.

3.            Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.            Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and higher integral multiples of $1,000. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.            Defaults and Remedies.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6.            Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency.

7.             Lien Subordination and Sharing.

These Notes and Guarantees are secured by Second-Priority Liens upon the Collateral pursuant to certain Collateral Agreements. The Second-Priority Liens upon any and all Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subordinate in ranking to any future First-Priority Liens as set forth in Article 11 of the Indenture and in the Intercreditor Agreement.

8.             Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

9.             Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

10.             Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL CERTIFICATES BEARING A RESTRICTED LEGEND]

In connection with any transfer of this Note occurring prior to ______________, the undersigned confirms that such transfer is made without utilizing any general solicitation or general advertising and further as follows:

Check One

☐            (1) This Note is being transferred to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933, as amended and certification in the form of Exhibit F to the Indenture is being furnished herewith.

☐            (2) This Note is being transferred to a Non-U.S. Person in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S thereunder, and certification in the form of Exhibit E to the Indenture is being furnished herewith.

or

☐            (3) This Note is being transferred other than in accordance with (1) or (2) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee is not obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in the Indenture have been satisfied.

Date:

Seller
By

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:[1]

By
To be executed by an executive officer

1Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.12 or Section 4.13 of the Indenture, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.12 or Section 4.13 of the Indenture, state the amount (in original principal amount) below:

$____________________.

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:[1]

1Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Note Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES1

The following exchanges of a part of this Global Note for Certificated Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

1For Global Notes

EXHIBIT B

SUPPLEMENTAL INDENTURE

dated as of __________, ____

among

CENTURY ALUMINUM COMPANY,

The Guarantor(s) Party Hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

____________________

6.875% SENIOR SECURED NOTES DUE 2032

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of ____________, ___________________, among Century Aluminum Company, a Delaware corporation (the “Company”), the Guarantors party hereto, [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of July 22, 2025 (the “Indenture”), relating to the Company’s 6.875% Senior Secured Notes due 2032 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Domestic Restricted Subsidiaries (other than Foreign-Owned Parent Holding Companies and Foreign Holding Companies) to provide Guarantees .

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.            Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.            Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3.            This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.            This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5.            This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6.            The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture or the recitals contained herein. The Trustee shall not be responsible or liable for the validity or sufficiency of this Supplemental Indenture. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Company and each Guarantor expressly reaffirms and confirms its obligation to indemnify the Trustee in connection with the Indenture and this Supplemental Indenture and the actions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CENTURY ALUMINUM COMPANY, as Issuer

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT C

RESTRICTED LEGEND

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER

(1)             REPRESENTS THAT

(A)             IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT,

(B)             IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) (1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”) OR

(C)             IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND

(2)             AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY

(A)             TO THE COMPANY,

(B)             PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,

(C)             TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,

(D)             IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

(E)             IN A PRINCIPAL AMOUNT OF NOT LESS THAN $250,000 TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, DELIVERS TO THE TRUSTEE REFERRED TO IN THIS NOTE A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH IS AN EXHIBIT TO THE INDENTURE REFERRED TO IN THIS NOTE) RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE, OR

C-1

(F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH IS AN EXHIBIT TO THE INDENTURE REFERRED TO IN THIS NOTE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) OR (F) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

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EXHIBIT D

DTC LEGEND

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO CENTURY ALUMINUM COMPANY (“THE COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE REFERRED TO IN THIS NOTE.

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EXHIBIT E

Regulation S Certificate

_________, ____

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Century Aluminum Account Administrator
E-mail: [●]

Re:	Century Aluminum Company 6.875% Senior Secured Notes due 2032 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of July 22, 2025 relating to the Notes

Ladies and Gentlemen:

Terms are used in this Certificate as used in Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), except as otherwise stated herein.

[CHECK A OR B AS APPLICABLE.]

☐  A.     This Certificate relates to our proposed transfer of $____ principal amount of Notes issued under the Indenture. We hereby certify as follows:

1.	The offer and sale of the Notes was not and will not be made to a person in the United States (unless such person is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3)) and such offer and sale was not and will not be specifically targeted at an identifiable group of U.S. citizens abroad.

2.	Unless the circumstances described in the parenthetical in paragraph 1 above are applicable, either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.	Neither we, any of our affiliates, nor any person acting on our or their behalf has made any directed selling efforts in the United States with respect to the Notes.

4.	The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.	If we are a dealer or a person receiving a selling concession, fee or other remuneration in respect of the Notes, and the proposed transfer takes place during the Restricted Period (as defined in the Indenture), or we are an officer or director of the Company or an Initial Purchaser (as defined in the Indenture), we certify that the proposed transfer is being made in accordance with the provisions of Rule 904(b) of Regulation S.

☐  B.     This Certificate relates to our proposed exchange of $____ principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us. We hereby certify as follows:

1.	At the time the offer and sale of the Notes was made to us, either (i) we were not in the United States or (ii) we were excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by us for which we were acting was excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3); and we were not a member of an identifiable group of U.S. citizens abroad.

2.	Unless the circumstances described in paragraph 1(ii) above are applicable, either (a) at the time our buy order was originated, we were outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and we did not pre-arrange the transaction in the United States.

3.	The proposed exchange of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF SELLER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:
Name:
Title:
Address:

Date: _________________

EXHIBIT F

Rule 144A Certificate

_________, ____

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Century Aluminum Account Administrator
E-mail: [●]

Re:	Century Aluminum Company 6.875% Senior Secured Notes due 2032 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of July 22, 2025 relating to the Notes

Ladies and Gentlemen:

TO BE COMPLETED BY PURCHASER IF (1) ABOVE IS CHECKED.

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

☐  A.     Our proposed purchase of $____ principal amount of Notes issued under the Indenture.

☐  B.     Our proposed exchange of $____ principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us.

We and, if applicable, each account for which we are acting in the aggregate owned and invested more than $100,000,000 in securities of issuers that are not affiliated with us (or such accounts, if applicable), as of _________, 20__, which is a date on or since close of our most recent fiscal year. We and, if applicable, each account for which we are acting, are a qualified institutional buyer within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”). If we are acting on behalf of an account, we exercise sole investment discretion with respect to such account. We are aware that the transfer of Notes to us, or such exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Prior to the date of this Certificate we have received such information regarding the Company as we have requested pursuant to Rule 144A(d)(4) or have determined not to request such information.

F-1

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:
Name:
Title:
Address:

Date: _________________

F-2

EXHIBIT G

Institutional Accredited Investor Certificate

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Century Aluminum Account Administrator
E-mail: [●]

Re:	Century Aluminum Company 6.875% Senior Secured Notes due 2032 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of July 22, 2025 relating to the Notes

Ladies and Gentlemen:

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

☐  A.     Our proposed purchase of $____ principal amount of Notes issued under the Indenture.

☐  B.     Our proposed exchange of $____ principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us.

We hereby confirm that:

1.	We are an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”) (an “Institutional Accredited Investor”).

2.	Any acquisition of Notes by us will be for our own account or for the account of one or more other Institutional Accredited Investors as to which we exercise sole investment discretion.

3.	We have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of an investment in the Notes and we and any accounts for which we are acting are able to bear the economic risks of and an entire loss of our or their investment in the Notes.

4.	We are not acquiring the Notes with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; provided that the disposition of our property and the property of any accounts for which we are acting as fiduciary will remain at all times within our and their control.

5.	We acknowledge that the Notes have not been registered under the Securities Act and that the Notes may not be offered or sold within the United States or to or for the benefit of U.S. persons except as set forth below.

6.	The principal amount of Notes to which this Certificate relates is at least equal to $250,000.

We agree for the benefit of the Company, on our own behalf and on behalf of each account for which we are acting, that such Notes may be offered, sold, pledged or otherwise transferred only in accordance with the Securities Act and any applicable securities laws of any State of the United States and only (a) to the Company, (b) pursuant to a registration statement which has become effective under the Securities Act, (c) to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (d) in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act, (e) in a principal amount of not less than $250,000, to an Institutional Accredited Investor that, prior to such transfer, delivers to the Trustee a duly completed and signed certificate (the form of which may be obtained from the Trustee) relating to the restrictions on transfer of the Notes or (f) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act.

Prior to the registration of any transfer in accordance with (c) or (d) above, we acknowledge that a duly completed and signed certificate (the form of which may be obtained from the Trustee) must be delivered to the Trustee. Prior to the registration of any transfer in accordance with (e) or (f) above, we acknowledge that the Company reserves the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws. We acknowledge that no representation is made as to the availability of any Rule 144 exemption from the registration requirements of the Securities Act.

We understand that the Trustee will not be required to accept for registration of transfer any Notes acquired by us, except upon presentation of evidence satisfactory to the Company and the Trustee that the foregoing restrictions on transfer have been complied with. We further understand that the Notes acquired by us will be in the form of definitive physical certificates and that such certificates will bear a legend reflecting the substance of the preceding paragraph. We further agree to provide to any person acquiring any of the Notes from us a notice advising such person that resales of the Notes are restricted as stated herein and that certificates representing the Notes will bear a legend to that effect.

We agree to notify you promptly in writing if any of our acknowledgments, representations or agreements herein ceases to be accurate and complete.

We represent to you that we have full power to make the foregoing acknowledgments, representations and agreements on our own behalf and on behalf of any account for which we are acting.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:
Name:
Title:
Address:

Date: _________________

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

By:  _________________________________

Date:  ________________________________

Taxpayer ID number: ___________________

EXHIBIT H

[COMPLETE FORM I OR FORM II AS APPLICABLE.]

[FORM I]

Certificate of Beneficial Ownership

To:	Wilmington Trust, National Association 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attention: Century Aluminum Account Administrator E-mail: [●]

OR

[Name of DTC Participant]

Re:	Century Aluminum Company 6.875% Senior Secured Notes due 2032 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of July 22, 2025 relating to the Notes

Ladies and Gentlemen:

We are the beneficial owner of $____ principal amount of Notes issued under the Indenture and represented by a Temporary Offshore Global Note (as defined in the Indenture).

We hereby certify as follows:

[CHECK A OR B AS APPLICABLE.]

☐  A.     We are a non-U.S. person (within the meaning of Regulation S under the Securities Act of 1933, as amended).

☐  B.     We are a U.S. person (within the meaning of Regulation S under the Securities Act of 1933, as amended) that purchased the Notes in a transaction that did not require registration under the Securities Act of 1933, as amended.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF BENEFICIAL OWNER]

By:
Name:
Title:
Address:

Date: _________________

[FORM II]

Certificate of Beneficial Ownership

To:	Wilmington Trust, National Association 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attention: Century Aluminum Account Administrator E-mail: [●]

Re:	Century Aluminum Company 6.875% Senior Secured Notes due 2032 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of July 22, 2025 relating to the Notes

Ladies and Gentlemen:

This is to certify that based solely on certifications we have received in writing, by tested telex or by electronic transmission from Institutions appearing in our records as persons being entitled to a portion of the principal amount of Notes represented by a Temporary Offshore Global Note issued under the above-referenced Indenture, that as of the date hereof, $____ principal amount of Notes represented by the Temporary Offshore Global Note being submitted herewith for exchange is beneficially owned by persons that are either (i) non-U.S. persons (within the meaning of Regulation S under the Securities Act of 1933, as amended) or (ii) U.S. persons that purchased the Notes in a transaction that did not require registration under the Securities Act of 1933, as amended.

We further certify that (i) we are not submitting herewith for exchange any portion of such Temporary Offshore Global Note excepted in such certifications and (ii) as of the date hereof we have not received any notification from any Institution to the effect that the statements made by such Institution with respect to any portion of such Temporary Offshore Global Note submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Yours faithfully,

[Name of DTC Participant]

By:
Name:
Title:
Address:

Date: _________________

EXHIBIT I

TEMPORARY OFFSHORE GLOBAL NOTE LEGEND

THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE REFERRED TO IN THIS NOTE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNTIL SUCH BENEFICIAL INTEREST IS EXCHANGED OR TRANSFERRED FOR AN INTEREST IN ANOTHER NOTE

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EXHIBIT J

Form of Intercreditor Agreement

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of ________________, and entered into by and between _______________________, as collateral agent (as of the date hereof includes the role of collateral agent) under the Senior Lender Documents (in such capacity(ies), together with any successor or assigns, the “First-Lien Agent”), and Wilmington Trust, National Association, solely in its capacity as collateral agent under the Parity Lien Collateral Documents (as defined below)(together with its successors and assigns, the “Parity Lien Collateral Agent”), and acknowledged by the Trustee (as defined below), CENTURY ALUMINUM COMPANY, and each other Grantor (as defined below).

RECITALS

WHEREAS, [describe new senior facility];

WHEREAS, the Obligations (as defined below) of the Company under the Senior Facility are or will be secured by various assets of the Company, certain of its Subsidiaries and by various assets of certain Subsidiaries formed or acquired in the future;

WHEREAS, the Company and certain of its Subsidiaries and the Trustee have entered into the Indenture dated as of July 22, 2025 (as amended, supplemented or otherwise modified or Refinanced from time to time, the “Indenture”), pursuant to which the Notes are governed and the obligations under which shall be secured by various assets of the Grantors (as defined below); and

[WHEREAS, [describe additional indebtedness that is intended to be secured pari passu with the Notes and Indenture, if any (the “Parity Lien Debt”)]]

WHEREAS, the parties hereto desire to order the priorities of their respective Liens (as defined below) on the assets of the Grantors and address other related matters set forth below;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.     Definitions.

As used in this Agreement, the definitions set forth above are incorporated herein and the following terms have the meanings specified below:

“Agreement” means this Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” means Title 11 of the United States Code, as from time to time amended, and any successor or similar statute.

“Bankruptcy Law” means the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Business Day” means any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York, on which banking institutions in the State of New York, the First-Lien Agent or the Parity Lien Collateral Agent are required or authorized by law or other governmental action to close.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the Issue Date among the Company, the other Grantors party thereto, the Trustee and the Parity Lien Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Common Collateral” means all of the assets of any Grantor, whether real, personal or mixed, constituting both Senior Lender Collateral and Parity Lien Collateral.

“Company” means Century Aluminum Company, a Delaware corporation.

“Controlled Collateral” has the meaning assigned to such term in Section 5.05.

“DIP Financing” has the meaning set forth in Section 6.01.

[“Discharge of Parity Lien Claims” means, payment in full in cash of (a) all Obligations in respect of outstanding Indebtedness incurred pursuant to [(i)] the Indenture [and (ii) description of additional pari passu indebtedness agreement], and any other similar obligations under the Parity Lien Documents, as applicable, and the termination or expiration of all commitments to extend credit thereunder and (b) all other Parity Lien Claims that are due and payable or otherwise accrued and owing at or prior to the time such Obligations are paid, excluding, in any case, Unasserted Contingent Obligations.

“Discharge of Senior Lender Claims” means, subject to Section 6.05, payment in full in cash of (a) all Obligations in respect of all outstanding First-Lien Indebtedness or, with respect to letters of credit outstanding and similar obligations, thereunder, delivery of cash collateral (in a manner reasonably acceptable to the First-Lien Agent) in an amount equal to one hundred five percent (105%) of the maximum amount of exposure as determined by the First-Lien Agent of all letter of credit obligations, and any other similar obligations under the Senior Lender Documents, as applicable, and the termination or expiration of all commitments to extend credit thereunder and (b) all other Senior Lender Claims that are due and payable or otherwise accrued and owing at or prior to the time such Obligations are paid, excluding, in any case, Unasserted Contingent Obligations.

[“Existing Senior Facility” means [identify initial first-lien notes or credit facility, if any]].

“First-Lien Agent” has the meaning set forth in the recitals.

“First-Lien Indebtedness” means Indebtedness incurred pursuant to a Senior Facility that is designated by the Company as First-Lien Indebtedness and which is permitted to be secured by a first lien on the Common Collateral pursuant to Section 4.08 of the Indenture, and all renewals, extensions refundings, restructurings, replacements and Refinancings thereof, in an aggregate principal amount not to exceed $100,000,000, plus interest, fees, advances reasonably necessary to preserve the value of the Common Collateral or to protect the Common Collateral, costs and expenses including legal fees and expenses, to the extent authorized under the Senior Collateral Documents or UCC § 9-607(d).

“Future First-Lien Indebtedness” means any First-Lien Indebtedness, other than Indebtedness that is incurred pursuant to the Existing Senior Facility, that is designated by the Company as “First Lien Indebtedness” under the Indenture and which is permitted to be secured by a first lien on the Common Collateral for purposes of the Indenture or any other document governing the Parity Lien Claims.

“Grantors” means the Company and each of its Subsidiaries that has or will have executed and delivered a Parity Lien Collateral Document or a Senior Collateral Document.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person in respect of (a) interest rate or currency swap agreements, interest rate or currency cap agreements, interest rate or currency collar agreements or (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and/or currency exchange rates.

“Indebtedness” means and includes all obligations that constitute “Debt” as defined in the Indenture.

“Indenture” has the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any material part of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Investment Property” has the meaning set forth in the Uniform Commercial Code.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Noteholders” means the Persons holding Parity Lien Claims, including the Trustee and any other agent, trustee or representative for other Parity Lien Debt.

“Notes” means 6.875% Senior Secured Notes due 2032 issued by the Company pursuant to the Indenture.

“Obligations” means, with respect to any Indebtedness, any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for post-filing interest is allowed or allowable in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, expense reimbursement obligations or other liabilities payable under the documentation governing such Indebtedness, (c) any obligation to post cash collateral in respect of letters of credit and any other obligations and/or (d) Hedging Obligations in connection with such Indebtedness to the extent such Hedging Obligations are secured by Liens on the Common Collateral in a manner permitted by the Indenture.

“Parity Lien Claims” means all Indebtedness [(x)] incurred pursuant to the Indenture and all Obligations with respect thereto [and (y) all Indebtedness incurred pursuant to [description of additional pari passu indebtedness agreement] and all Obligations with respect thereto].

“Parity Lien Collateral” means all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Parity Lien Claim.

“Parity Lien Collateral Agent” has the meaning set forth in the recitals.

“Parity Lien Collateral Documents” means the Parity Lien Pledge Agreement, each Parity Lien Mortgage and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any Parity Lien Claims or under which rights or remedies with respect to any such Lien are governed as the same may be amended, restated or otherwise modified from time to time as permitted by this Agreement.

“Parity Lien Documents” means collectively (a) the Indenture, the Notes, the Parity Lien Collateral Documents, the Collateral Agency Agreement [other Parity Lien Debt agreements or instruments] and (b) any other related document or instrument executed and delivered pursuant to any Parity Lien Document described in clause (a) above evidencing or governing any Obligations thereunder as the same may be amended, restated or otherwise modified from time to time.

“Parity Lien Mortgage” means any mortgage, deed of trust or similar instrument made by any Grantor in favor of the Parity Lien Collateral Agent.

“Parity Lien Pledge Agreement” means the Second Lien Pledge and Security Agreement, dated as of July 22, 2025, among the Company, certain other Grantors and the Parity Lien Collateral Agent..

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, entity or other party, including any government and any political subdivision, agency or instrumentality thereof.

“Pledged Collateral” means (a) the Common Collateral in the possession or control of the First-Lien Agent (or its agents or bailees), to the extent that possession or control thereof is necessary to perfect a Lien thereon under the Uniform Commercial Code and (b) the “Pledged Collateral” under, and as defined in, the Parity Lien Pledge Agreement that is Common Collateral.

“Proceeds” means the following property (a) whatever is acquired upon the sale, lease, license, exchange or other disposition of Common Collateral, whether such sale, lease, license, exchange or other disposition is made by or on behalf of a Grantor, the First-Lien Agent, the Parity Lien Collateral Agent, the Trustee or any other Person, (b) whatever is collected on, or distributed on account of, Common Collateral, (c) rights arising out of the loss, nonconformity, or interference with the use of, defects or infringements of rights in, or damage to, the Common Collateral, (d) rights arising out of the Common Collateral, or (e) to the extent of the value of the Common Collateral, and to the extent payable to the debtor or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the Common Collateral.

“Refinance” means, in respect of any debts, liabilities and obligations, to refinance, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such debts, liabilities and obligations, in whole or in part, whether with the same or different lenders, agents, or arrangers. “Refinanced” and “Refinancing” shall have correlative meanings.

“Recovery” has the meaning set forth in Section 6.05.

“Security Documents” means, collectively, the Parity Lien Collateral Documents and the Senior Lender Collateral Documents.

“Senior Collateral Documents” means any agreement, document or instrument pursuant to which a Lien is granted securing any Senior Lender Claims or under which rights or remedies with respect to such Liens are governed as the same may be amended, restated or otherwise modified from time to time.

“Senior Facility” means (i) the Existing Senior Facility, as may be amended, restated, supplemented, renewed, modified, refunded, replaced, revised, restructured or Refinanced in whole or in part from time to time, and (ii) any other agreement governing First-Lien Indebtedness, provided that the stated principal amount in respect of all of the foregoing shall not be increased beyond the applicable limit set forth in the Indenture for such Indebtedness.

“Senior Lender Claims” means all First-Lien Indebtedness outstanding including any Future First-Lien Indebtedness, and all Obligations in respect thereto. Senior Lender Claims shall include all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Senior Lender Document whether or not the claim for such interest or expenses is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Senior Lender Collateral” means all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Senior Lender Claim.

“Senior Lender Documents” means the Senior Facility, the Senior Collateral Documents, and each of the other agreements, documents and instruments (including each agreement, document or instrument providing for or evidencing a Senior Lender Hedging Obligation, providing for or evidencing any other Obligation under the Senior Facility and any other related document or instrument executed or delivered pursuant to any Senior Lender Document at any time or otherwise evidencing any Indebtedness arising under any Senior Lender Document, in each case, as the same may be amended, restated, supplemented, renewed, modified, replaced, revised, extended, restructured or Refinanced.

“Senior Lender Hedging Obligations” means any Hedging Obligations secured by any Common Collateral under the Senior Collateral Documents as permitted by the Indenture.

“Senior Lender Liens” means the Liens securing the Senior Lender Claims.

“Senior Lenders” means the Persons holding Senior Lender Claims, including the First-Lien Agent.

“Subsidiary” means any “Subsidiary” of the Company as defined in the Indenture.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Indenture, and its permitted successors and assigns.

“Unasserted Contingent Obligation” means at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under letters of credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

(a)             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to (i) any Person shall be construed to include such Person’s successors and assigns and (ii) to the Company or any other Grantor shall include the Company or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Article II.            Lien Priorities.

Section 2.01.            Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or the Noteholders on the Common Collateral or of any Liens granted to the First-Lien Agent or the Senior Lenders on the Common Collateral and notwithstanding any provision of the UCC, or any applicable law or the Parity Lien Documents or the Senior Lender Documents or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First-Lien Indebtedness and/or the Parity Lien Claims, for example, the circumstance of non-perfection of the Lien purporting to secure the Senior Lender Claims and perfection of the Lien purporting to secure the Parity Lien Claims) and the Parity Lien Collateral Agent, on behalf of itself, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby agrees that: (a) any Lien on the Common Collateral securing any Senior Lender Claims now or hereafter held by or on behalf of the First-Lien Agent or any Senior Lenders or any agent, trustee or representative therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any of the Parity Lien Claims and (b) any Lien on the Common Collateral securing any Parity Lien Claims now or hereafter held by or on behalf of the Trustee, the Parity Lien Collateral Agent, or any Noteholders or any agent, trustee or representative therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims. All Liens on the Common Collateral securing any Senior Lender Claims shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Parity Lien Claims for all purposes.

Section 2.02.            Prohibition on Contesting Liens. The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and each Noteholder, and the First-Lien Agent, for itself and on behalf of each Senior Lender, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of (a) a Lien securing any Senior Lender Claims held by or on behalf of any of the Senior Lenders in the Common Collateral or (b) a Lien securing any Parity Lien Claims held by or on behalf of any of the Noteholders in the Common Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First-Lien Agent or any Senior Lender to enforce this Agreement, including the priority of the Liens securing the Senior Lender Claims as provided in Section 2.01 and 3.01.

Section 2.03.            No New Liens. So long as the Discharge of Senior Lender Claims has not occurred, the parties hereto agree that, after the date hereof, if the Parity Lien Collateral Agent shall hold any Lien on any assets of the Company or any other Grantor securing any Parity Lien Claims that are not also subject to the first-priority Lien in respect of the Senior Lender Claims under the Senior Lender Documents, the Parity Lien Collateral Agent, upon written demand by the First-Lien Agent and the Company, will assign such Lien to the First-Lien Agent as security for the Senior Lender Claims (in which case the Parity Lien Collateral Agent may retain a junior lien on such assets subject to the terms hereof to the extent permitted under applicable law).

Section 2.04.            Perfection of Liens. Except as expressly provided in Section 5.05(a), (i) none of the First-Lien Agent or the Senior Lenders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Trustee, any other agent, trustee or other representative for Parity Lien Debt, the Parity Lien Collateral Agent and the Noteholders and (ii) none of the Trustee, the Parity Lien Collateral Agent, any other agent, trustee or other representative for Parity Lien Debt or the Noteholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the First-Lien Agent or the Senior Lenders. The provisions of this Intercreditor Agreement are intended solely to govern the respective Lien priorities as between the respective Senior Lenders and the Noteholders and shall not impose on the First-Lien Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent, the Noteholders or the Senior Lenders any obligations in respect of the disposition or Proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.05.            [reserved]

Section 2.06.            Recording of Liens. The Parity Lien Collateral Agent, on behalf of itself and each of the Trustee, any other agent, trustee or representative for Parity Lien Debt, and the Noteholders, agrees that until the prior Lien of the Senior Lenders on any Common Collateral has been recorded or otherwise perfected, it will take commercially reasonable efforts not to file or to otherwise perfect a Lien against such Common Collateral (other than steps taken prior to the date hereof). If, notwithstanding the preceding sentence, the Trustee, the Parity Lien Collateral Agent and the Noteholders have recorded or otherwise perfected a Lien prior to recording or other perfection of the Lien of the Senior Lenders on any Common Collateral, upon written direction from the First-Lien Agent, and at the direction of the Company and upon receipt of an opinion and officer certificate certifying that such direction is permitted under the Indenture, they and each of them will authorize the Company to record a subordination of such Lien to the Lien of the Senior Lenders in form and substance reasonably acceptable to the First-Lien Agent. The First-Lien Agent will use commercially reasonable efforts to record or otherwise perfect its security interest in the Common Collateral as promptly as practicable.

Article III.            Enforcement.

Section 3.01.            Exercise of Remedies.

(a)             So long as the Discharge of Senior Lender Claims has not occurred, even if an event of default has occurred and remains uncured under the Parity Lien Collateral Documents, and whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agrees that neither it nor they will exercise or seek to exercise any rights or remedies as a secured creditor (including set-off) with respect to any Common Collateral on account of any Parity Lien Claims, institute any action or proceeding with respect to the Common Collateral, or exercise any remedies against the Common Collateral (including any action of foreclosure), or contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral by the First-Lien Agent or any Senior Lender in respect of Senior Lender Claims, any exercise of any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder is a party, or any other exercise by any such party, of any rights and remedies as a secured creditor relating to the Common Collateral under the Senior Lender Documents or otherwise in respect of Senior Lender Claims, or object to the forbearance by or on behalf of the Senior Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of Senior Lender Claims, and (ii) the First-Lien Agent and the Senior Lenders shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the sale, release, disposition, or restrictions with respect to the Common Collateral as a secured creditor without any consultation with or the consent of the Trustee, the Parity Lien Collateral Agent or any Noteholder; provided that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholder may file a statement of interest or proof of claim with respect to the Parity Lien Claims, (B) to the extent it (i) would not prevent, restrict or otherwise limit any rights granted or created hereunder or under any Senior Lender Collateral Documents in favor of the First-Lien Agent or any other Senior Lender in respect of the Common Collateral or (ii) is not otherwise inconsistent with the terms of this Agreement, the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholder may take any action not adverse to the Liens on the Common Collateral securing the Senior Lender Claims in order to preserve, perfect or protect the validity and enforceability of its Liens in the Common Collateral, (C) to the extent it would not prevent, restrict or otherwise limit any rights granted or created hereunder or under any Senior Lender Collateral Documents in favor of the First-Lien Agent or any other Senior Lender in respect of the Common Collateral, the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholder shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings made by any person objecting to or otherwise seeking the disallowance of the Parity Lien Claims, including without limitation any claims secured by the Common Collateral, if any, in each case in accordance with the terms of this Agreement, or (D) the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholder shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement. In exercising rights and remedies with respect to the Common Collateral, the First-Lien Agent and the Senior Lenders may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to cause the Grantors to deliver a transfer document in lieu of foreclosure to the Senior Lenders or any nominee of the Senior Lenders, to incur reasonable expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a mortgagee in any applicable jurisdiction and a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction. Upon the Discharge of Senior Lender Claims, the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, will not be required to release their claims on any Common Collateral that has not been sold or otherwise disposed of in connection with the Discharge of Senior Lender Claims.

(b)             The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agree that solely as to the Common Collateral, they, and each of them, will not, in connection with the exercise of any right or remedy with respect to the Common Collateral, receive any Common Collateral or Proceeds of any Common Collateral in respect of Parity Lien Claims, or, upon or in any Insolvency or Liquidation Proceeding (except under any plan of reorganization approved by the Senior Lenders or as provided in Section 6.06) with respect to any Grantor as debtor, take or receive any Common Collateral or any Proceeds of Common Collateral in respect of Parity Lien Claims, unless and until the Discharge of Senior Lender Claims has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Lender Claims has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) or Section 6.03, the sole right of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of Parity Lien Claims pursuant to the Parity Lien Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Lender Claims has occurred. The Parity Lien Documents permit the Company and the other Grantors to repay Senior Lender Claims with Proceeds from the disposition of the Common Collateral prior to application to repay the Parity Lien Claims, and to the extent the Senior Lender Documents require repayment of the Senior Lender Claims with Proceeds from such dispositions, the Company shall pay such proceeds to the Senior Lenders as so required and each of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders will not take or receive such Proceeds until after so applied.

(c)             Subject to the proviso in clause (ii) of Section 3.01(a), the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agrees that neither it nor they will take any action that would hinder any exercise of remedies undertaken by the First-Lien Agent or the Senior Lenders with respect to the Common Collateral under the Senior Lender Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise and shall release any and all claims in respect of such Common Collateral (except for the right to receive the balance of Proceeds and to be secured by the Common Collateral after Discharge of Senior Lender Claims as described in Sections 4.01, and 5.01) so that it may be sold free and clear of the Liens of the Noteholders, the Parity Lien Collateral Agent and of the Trustee, on behalf of the Noteholders, and the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, shall, within ten (10) Business Days of written direction from the First-Lien Agent, execute and deliver to the First-Lien Agent such termination statements, releases and other documents as the First-Lien Agent may direct to effectively confirm such release and the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby irrevocably constitutes and appoints the First-Lien Agent and any officer or agent of the First-Lien Agent, with full power of substitution, as its and their true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt, or such holder or in the First-Lien Agent’s own name, from time to time in the First-Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 3.01(c), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of this Section 3.01(c), including any termination statements, endorsements or other instruments of transfer or release. In exercising rights and remedies with respect to the Common Collateral, the First-Lien Agent and the Senior Lenders may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to cause the Grantors to deliver a transfer document in lieu of foreclosure to the Senior Lenders or any nominee of the Senior Lenders, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a mortgagee in any applicable jurisdiction and a secured creditor under the Uniform Commercial Code or other laws of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction. The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby waives any and all rights they or the Noteholders may have as a junior lien creditor or otherwise to object to the manner in which the First-Lien Agent or the Senior Lenders seek to enforce or collect the Senior Lender Claims or the Liens granted in any of the Common Collateral in respect of Senior Lender Claims, regardless of whether any action or failure to act by or on behalf of the First-Lien Agent or Senior Lenders is adverse to the interest of the Noteholders. The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, waives the right to commence any legal action or assert in any legal action or in any Insolvency or Liquidation Proceeding any claim against the Senior Lenders seeking damages from the Senior Lenders or other relief, by way of specific performance, injunction or otherwise, with respect to any action taken or omitted by the Senior Lenders as permitted by this Agreement.

(d)             The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Parity Lien Document shall be deemed to restrict in any way the rights and remedies of the First-Lien Agent or the Senior Lenders with respect to the Common Collateral as set forth in this Agreement and the Senior Lender Documents.

Section 3.02.            Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agrees that, unless and until the Discharge of Senior Lender Claims has occurred, neither it nor they will commence, or join with any Person (other than the First-Lien Agent and the Senior Lenders upon the written direction thereof) in commencing any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the Parity Lien Documents or otherwise in respect of the Parity Lien Claims.

Article IV.            Payments.

Section 4.01.            Application of Proceeds. So long as the Discharge of Senior Lender Claims has not occurred, any Proceeds of any Common Collateral paid or payable to the First-Lien Agent as provided in Section 3.01(b) or pursuant to the enforcement of any Security Document or the exercise of any right or remedy with respect to the Common Collateral under the Senior Lender Documents, together with all other Proceeds received by any Person (including all funds, to the extent constituting Proceeds of Common Collateral, received in respect of post-petition interest or fees and expenses) as a result of any such enforcement or the exercise of any such remedial provision or as a result of any distribution of or in respect of any Common Collateral (or the Proceeds thereof whether or not expressly characterized as such) upon or in any Insolvency or Liquidation Proceeding (except under any plan of reorganization approved by the Senior Lenders or as provided in Section 6.06) with respect to any Grantor as debtor, shall be applied by the First-Lien Agent to the Senior Lender Claims in such order as specified in the relevant Senior Lender Document. Upon the Discharge of Senior Lender Claims, the First-Lien Agent shall deliver to the Parity Lien Collateral Agent any Proceeds of Common Collateral held by it in the same form as received, with any necessary endorsements but without any representation or warranty or as a court of competent jurisdiction may otherwise direct, to be applied by the Parity Lien Collateral Agent to the Parity Lien Claims in such order as specified in the Parity Lien Collateral Documents.

Section 4.02.            Payments Over. So long as the Discharge of Senior Lender Claims has not occurred, any Common Collateral or Proceeds thereof received by the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder in connection with the exercise of any right or remedy (including set-off) relating to the Common Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First-Lien Agent for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. If any Lien on Common Collateral for First-Lien Indebtedness is void or voidable and the Lien on the same Common Collateral of the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder is not void or voidable, the Proceeds of such Lien received by the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder shall be segregated and held in trust and forthwith paid over to the First-Lien Agent for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Lender Claims has occurred, the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and each other Noteholder, hereby appoints the First-Lien Agent and any officer or agent of the First-Lien Agent, with full power of substitution, the attorney-in-fact of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the First-Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

Article V.            Other Agreements.

Section 5.01.            Releases.

(a)             At such times as the Senior Lenders have released their Liens on all, or any portion of, the Common Collateral in connection with a disposition thereof in order to repay Senior Lender Claims upon enforcement of the security interests thereon, even if an event of default has occurred and remains uncured under the Parity Lien Collateral Documents, the Liens granted to the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or the Noteholders on the Common Collateral (or, in the case of a release of Liens on only a portion of the Common Collateral, the portion of the Common Collateral on which the Senior Lender Liens were released) shall be automatically, unconditionally and simultaneously released and the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, promptly shall execute and deliver to the First-Lien Agent and the Company such termination statements, releases and other documents as the First-Lien Agent and the Company may direct to effectively confirm such release; provided that the Parity Lien Collateral Agent will have a Lien in respect of the proceeds thereof (subject to the terms and conditions hereof) or in any remaining Common Collateral not disposed.

(b)             The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby irrevocably constitutes and appoints the First-Lien Agent and any officer or agent of the First-Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or such holder or in the First-Lien Agent’s own name, from time to time in the First-Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.01, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.01, including any termination statements, endorsements or other instruments of transfer or release, which appointment is irrevocable and coupled with an interest.

Section 5.02.            Insurance. Unless and until the Discharge of Senior Lender Claims has occurred, the First-Lien Agent and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Lender Documents, to settle and adjust claims for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding or any deed in lieu of condemnation, affecting the Common Collateral. Unless and until the Discharge of Senior Lender Claims has occurred, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, if in respect of the Common Collateral shall be paid to the First-Lien Agent for the benefit of the Senior Lenders pursuant to the terms of the Senior Lender Documents in respect of the Senior Lender Claims and thereafter to the Parity Lien Collateral Agent for the benefit of the Noteholders pursuant to the terms of the Parity Lien Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. Unless and until the Discharge of the Senior Lender Claims has occurred, if the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First-Lien Agent in accordance with the terms of Section 4.02.

Section 5.03.            Designation of Subordination; Amendments to Parity Lien Collateral Documents.

(a)             Each Parity Lien Collateral Document shall include the following language (or language to similar effect approved by the First-Lien Agent):

“NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.”

(b)             Unless and until the Discharge of Senior Lender Claims has occurred, without the prior written consent of the First-Lien Agent, no Parity Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Parity Lien Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.

(c)             [reserved]

Section 5.04.            Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders may exercise rights and remedies as unsecured creditors against the Company any Subsidiary that has guaranteed the Parity Lien Claims in accordance with the terms of the Parity Lien Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholders of the required payments of interest and principal so long as such receipt is not (i) the direct or indirect result of the exercise by the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder of rights or remedies as a secured creditor in respect of Common Collateral or (ii) in violation of Section 3.01, 4.01, 4.02, 5.02 or 6.03. In the event the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Parity Lien Claims, such judgment lien shall be subordinated to the Liens securing Senior Lender Claims on the same basis as the other Liens securing the Parity Lien Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Lien Agent or the Senior Lenders may have with respect to the Common Collateral.

Section 5.05.            Bailee for Perfection.

(a)             (i)  The First-Lien Agent agrees to hold the Pledged Collateral (as defined in the Parity Lien Pledge Agreement) that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for the Parity Lien Collateral Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Parity Lien Pledge Agreement, subject to the terms and conditions of this Section 5.05; and (ii) the Parity Lien Collateral Agent agrees that upon receipt of written instructions from the First-Lien Agent, to deliver as soon as practical any such Pledged Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the First-Lien Agent for the purpose described in (i), subject to the terms and conditions of this Section 5.05.

(b)             The parties agree that if the First-Lien Agent shall at any time hold a first priority Lien on any account in which Common Collateral is held, and if such account is in fact under the control of the First-Lien Agent, or of agents of the First-Lien Agent (any such Common Collateral, the “Controlled Collateral”), the First-Lien Agent shall, for the purpose of perfecting the Liens of the Noteholders granted under the Parity Lien Collateral Documents and subject to the terms and conditions of this Section 5.05, also (i) hold and/or maintain control of the Controlled Collateral as agent for the Parity Lien Collateral Agent, (ii) with respect to any securities accounts or securities entitlements included in the Controlled Collateral, have “control” (within the meaning of Section 8-106(d)3 of the UCC) of such securities accounts on behalf of the Parity Lien Collateral Agent and (iii) with respect to any deposit accounts included in the Controlled Collateral, act as agent for the Parity Lien Collateral Agent for purposes of establishing such control. The Parity Lien Collateral Agent shall, as soon as practical following the written direction of the First-Lien Agent, transfer control of any such Controlled Collateral to the First-Lien Agent. Upon Discharge of Senior Lender Claims, the First-Lien Agent shall continue to hold such Controlled Collateral pursuant to this clause (b) until the date the Parity Lien Collateral Agent has obtained control thereof for the purpose of perfecting its security interest.

(c)             Except as otherwise specifically provided herein (including, without limitation, Sections 3.01 and 4.01), until the Discharge of Senior Lender Claims has occurred, the First-Lien Agent shall be entitled to deal with the Pledged Collateral and the Controlled Collateral in accordance with the terms of the Senior Lender Documents as if the Liens under the Parity Lien Collateral Documents did not exist. The rights of the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent and the Noteholders with respect to such Pledged Collateral and the Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)             The First-Lien Agent shall have no obligation whatsoever to assure that the Pledged or Controlled Collateral is genuine or owned by any of the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.05. The duties or responsibilities of the First-Lien Agent under this Section 5.05 shall be limited solely to holding or controlling the Pledged Collateral and Controlled Collateral as bailee for the Parity Lien Collateral Agent for purposes of perfecting the Lien held by the Parity Lien Collateral Agent.

(e)             The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby waives and releases the First-Lien Agent from all claims and liabilities arising pursuant to the First-Lien Agent’s role under this Section 5.05, as agent and bailee with respect to the Common Collateral, except to the extent caused by the First-Lien Agent's negligence or willful misconduct.

(f)             Upon Discharge of Senior Lender Claims, the First-Lien Agent shall deliver to the Parity Lien Collateral Agent, without representation or warranty, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) together with any necessary endorsements (or otherwise allow the Parity Lien Collateral Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. Without limiting the foregoing, upon Discharge of Senior Lender Claims, the First-Lien Agent will use commercially reasonable efforts to promptly deliver an appropriate termination or other notice confirming such Discharge of Senior Lender Claims to the applicable depositary bank, issuer of uncertificated securities or securities intermediary, if any, with respect to the Controlled Collateral.

(g)             Neither the First-Lien Agent nor the Senior Lenders shall be required to marshal any present or future collateral security for the Company’s or its Subsidiaries’ obligations to the First-Lien Agent or the Senior Lenders under the Senior Facility or the Senior Collateral Documents or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security shall be cumulative and in addition to all other rights, however existing or arising.

Section 5.06.            Additional Collateral. If any Lien is granted by any Grantor in favor of the Senior Lenders, the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or the Noteholders on any additional collateral, such additional collateral shall also be subject to a Lien in favor of the Senior Lenders and the Noteholders in the relative lien priority scheme set forth in Section 2.01 only if and to the extent required by any Parity Lien Document.

Section 5.07.            [reserved]

Section 5.08.            [reserved]

Section 5.09.            No Fiduciary Duty. The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agrees that the Senior Lenders and the First-Lien Agent shall not have by reason of the Parity Lien Collateral Documents or this Agreement or any other document, a fiduciary relationship in respect of the Trustee, any other agent, trustee or representative of Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder.

Section 5.10.            Increases in the Principal Amount of the Senior Lender Claims Indebtedness Claims. The Senior Lenders may not increase the stated principal amount of the Senior Lender Claims (exclusive of any increases to the amounts permitted in the definition of First-Lien Indebtedness) without the consent of the Noteholders holding, at least, 50.1% in amount of the Parity Lien Claims.

Article VI.            Insolvency or Liquidation Proceedings.

Section 6.01.            Financing and Sale Issues.

(a)             If the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Lien Agent shall desire to permit the use of cash collateral or to permit the Company or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (“DIP Financing”), then the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agrees that (i) if the Senior Lenders consent to such use of cash collateral, the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, shall be deemed to have consented to such use of cash collateral and they will not request adequate protection except to the extent permitted in Section 6.03 and (ii) if the Senior Lenders consent to DIP Financing that provides for priming of or pari passu treatment with the Senior Lenders Liens and the aggregate principal amount of the DIP Financing together with the aggregate principal amount of the First-Lien Indebtedness does not exceed $175,000,000, the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, will not raise any objection to and shall be deemed to have consented to such DIP Financing, and to the extent the Liens securing the Senior Lender Claims under the Senior Collateral Documents are subordinated or pari passu with such DIP Financing, they will subordinate their Liens in the Common Collateral to such DIP Financing (and all Obligations relating thereto) and the Senior Lender Claims on the same basis as the other Liens securing the Parity Lien Claims are subordinated to Liens securing Senior Lender Claims under this Agreement unless (u) the terms of such DIP Financing provide for the sale or other disposition of any of the Common Collateral prior to the occurrence of a default under the DIP Financing documentation, (v) the terms of such DIP Financing provide for the sale or other disposition of a substantial part of the Common Collateral (unless a Discharge of the Parity Lien Claims shall be effected substantially contemporaneously with such sale) or require confirmation of a plan of reorganization containing specific terms or provisions (other than repayment in cash of such DIP Financing on the effective date thereof), (w) the proposed effective interest rate of any such DIP Financing is not commercially reasonable under the circumstances (as reasonably determined in the good faith of the Board of Directors of the Grantor), (x) the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders are not permitted to seek adequate protection to the extent permitted in Section 6.03, (y) such DIP Financing directly or indirectly provides for, or has the effect of providing for, the payment (whether in cash or otherwise) of any obligation other than the Senior Lender Claims prior to the Discharge of the Parity Lien Debt, or (z) the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, does not retain Liens on all of the Common Collateral, including proceeds arising after the commencement of an Insolvency or Liquidation Proceeding, with the same priority relative to the Senior Lender Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding.

(b)             The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agrees that neither it nor they will raise any objection to or oppose a sale of or other disposition of any Common Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Senior Lenders have consented to such sale or disposition of such assets so long as (i) the interests of the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent and the Noteholders in the Common Collateral attach to the Proceeds in the relative priority scheme set forth in Section 2.01 and subject to the terms of this Agreement and (ii) the Senior Lenders are not the proposed purchasers with respect to any such sale or other disposition of any Common Collateral.

Section 6.02.            Relief from the Automatic Stay. Until the Discharge of Senior Lender Claims has occurred, the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, agrees that neither it nor they shall seek or request relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, any Proceeds thereof or any Lien of the Noteholders, if the First-Lien Agent has not received relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral (or it has not been lifted for the First-Lien Agent’s benefit), in each case without the prior written consent of the First-Lien Agent.

Section 6.03.            Adequate Protection. The Trustee and the Parity Lien Collateral Agent, on behalf of themselves and the Noteholders, agree that none of them shall contest (or support any other Person contesting) (a) any request by the First-Lien Agent or the Senior Lenders for adequate protection that provides for materially equal treatment for the Trustee and the Parity Lien Collateral Agent, on behalf of themselves and the Noteholders, with the same priority relative to the Senior Lender Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding or (b) any objection by First-Lien Agent or the Senior Lenders to any motion, relief, action or proceeding based on the First-Lien Agent’s or the Senior Lenders’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or Liquidation Proceeding, (i) the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, may seek or request adequate protection in the form of a replacement Lien on additional collateral, provided that the Senior Lenders are granted a Lien on such additional collateral before or at the same time the Noteholders are granted a Lien on such collateral and that such Lien shall be subordinated to the Senior Lenders Liens and any DIP Financing permitted under Section 6.01 (and all Obligations relating thereto) on the same basis as the other Liens securing the Parity Lien Claims are so subordinated to the Liens securing the First-Lien Indebtedness under this Agreement and (ii) in the event that Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral securing the Parity Lien Claims, such Liens shall be subordinated to the Liens on such collateral securing the First-Lien Indebtedness and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Liens securing the Parity Lien Claims are so subordinated to such Liens securing the Senior Lender Claims under this Agreement and such additional collateral shall be included in and be part of the Common Collateral. Except as provided in this Section 6.03, the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, further agrees that, without the consent of the First-Lien Agent in its sole discretion, they will not seek or accept any payments of adequate protection or any payments under Bankruptcy Code Section 362(d)(3)(B). Notwithstanding anything to the contrary in this Section 6.03, the Trustee and the Parity Lien Collateral Agent, on behalf of themselves and the Noteholders, may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of the Senior Lender Claims.

Section 6.04.            No Waiver. Nothing contained herein shall prohibit or in any way limit the First-Lien Agent or any other Senior Lender from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any of the Noteholders, including the seeking by the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any of the Noteholders of adequate protection or the asserting by the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any of the Noteholders of any of its rights and remedies under the Parity Lien Documents or otherwise.

Section 6.05.            Preference Issues; Recovery. If any Senior Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount, whether received as proceeds of security, enforcement of any right of set-off or otherwise (a “Recovery”), then the Senior Lender Claims shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Lenders shall be entitled to a Discharge of Senior Lender Claims with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

Section 6.06.            Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of Senior Lender Claims and on account of Parity Lien Claims, then, to the extent the debt obligations distributed on account of the Senior Lender Claims and on account of the Parity Lien Claims are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.07.            Application. This Agreement shall be applicable and the terms hereof shall survive and shall continue in full force and effect prior to or after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Common Collateral and Proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.08.            Expense Claims. Without the prior written consent of the First-Lien Agent, none of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholder will assert or enforce, at any time prior to the Discharge of Senior Lender Claims, a claim under §506(c) of the Bankruptcy Law senior to or on a parity with the Liens in favor of the First-Lien Agent and the Senior Lenders for costs or expenses of preserving or disposing of any Common Collateral.

Section 6.09.            Post-Petition Claims. (a) None of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholder shall oppose or seek to challenge any claim by the First-Lien Agent or any Senior Lender for allowance in any Insolvency or Liquidation Proceeding of Senior Lender Claims consisting of post-petition interest, fees, including legal fees, expenses or indemnities to the extent of the value of the Lien in favor of the First-Lien Agent and the Senior Lenders, without regard to the existence of the Lien of the Trustee on behalf of the Noteholders on the Common Collateral.

(b)             None of the First-Lien Agent or any other Senior Lender shall oppose or seek to challenge any claim by the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any of the Noteholders for allowance in any Insolvency or Liquidation Proceeding of Parity Lien Claims consisting of post-petition interest, fees, including legal fees, expenses or indemnities to the extent of the value of the Lien of the Parity Lien Collateral Agent on behalf of the Noteholders on the Common Collateral (after taking into account the Liens in favor of the First-Lien Agent and the Senior Lenders).

Article VII.            Reliance; Waivers; etc.

Section 7.01.            No Reliance. The Noteholders have, independently and without reliance on the First-Lien Agent or any Senior Lender, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Indenture, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Indenture or this Agreement. The First-Lien Agent, solely on behalf of the Senior Lenders, acknowledges, to the best of its knowledge, that the Senior Lenders have, independently and without reliance on the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any of the Noteholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Senior Facility, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Senior Facility or this Agreement.

Section 7.02.            No Warranties or Liability.

(a)             The Senior Lenders will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Lender Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Lenders may manage their loans and extensions of credit without regard to any rights or interests that the Trustee or any of the Noteholders have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. None of the First-Lien Agent nor any Senior Lender shall have any duty to the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any of the Noteholders to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary thereof (including the Parity Lien Documents), regardless of any knowledge thereof that they may have or be charged with.

(b)             The First-Lien Agent, on behalf of itself and the Senior Lenders, acknowledges and agrees that each of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Parity Lien Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The Noteholders will be entitled to manage and supervise their respective loans and extensions of credit under the Parity Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. None of the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt nor any Noteholder shall have any duty to the First-Lien Agent or the Senior Lenders to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary thereof (including the Senior Lender Documents), regardless of any knowledge thereof that they may have or be charged with.

(c)             The First-Lien Agent, the Senior Lenders, the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders have not otherwise made to each other nor do they hereby make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Parity Lien Claims, the Senior Lender Claims or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company’s, the Guarantors’ (as defined in the Indenture) or any Subsidiary’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Intercreditor Agreement.

Section 7.03.            Obligations Unconditional. All rights, interests, agreements and obligations of the First-Lien Agent and the Senior Lenders and the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent and the Noteholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)             any lack of validity or enforceability of any Senior Lender Documents or any Parity Lien Documents;

(b)             any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Lender Claims or Parity Lien Claims, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Facility or any other Senior Lender Document or of the terms of the Indenture or any other Parity Lien Document;

(c)             any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lender Claims or Parity Lien Claims or any guarantee thereof;

(d)             the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)             any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the Senior Lender Claims, or of the Trustee or any Noteholder in respect of this Agreement.

Article VIII.            Miscellaneous.

Section 8.01.            Continuing Nature of this Agreement; Severability. This Agreement shall continue to be effective until the Discharge of Senior Lender Claims shall have occurred. This is a continuing agreement of lien subordination and the Senior Lenders may continue, at any time and without notice to the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt or any Noteholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting Senior Lender Claims in reliance hereon. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.02.            Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Parity Lien Collateral Agent or the First-Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties hereto in any other respect or at any other time; provided, however, that no such amendment, modification or waiver shall affect the rights or obligations of the Company or any Grantor without such Person’s prior written consent. Notwithstanding anything to the contrary herein, this agreement may be amended without the consent of the Noteholders to add, as parties hereto, or otherwise provide for (in each case, subject to the same rights and obligations as the Noteholders or Senior Lenders, as applicable), additional holders of Indebtedness (or their agents, trustees or representatives) that will be secured by the Common Collateral on the same priority basis as the Notes or holders of Future First-Lien Indebtedness, as applicable. Such holders (or their agents, trustees or representatives) shall acknowledge the terms and conditions hereof.

Section 8.03.            Information Concerning Financial Condition of the Company and the Subsidiaries. The First-Lien Agent and the Senior Lenders shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers and/or guarantors of the Senior Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Lender Claims. The Noteholders shall have no duty to advise the First-Lien Agent or the Senior Lenders of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First-Lien Agent or any of the Senior Lenders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder or the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent or any Noteholder, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the First-Lien Agent or any of the Senior Lenders, it or they shall be under no obligation (w) to make, and the First-Lien Agent and the Senior Lenders or the Trustee, any other agent, trustee or representative for Parity Lien Debt, the Parity Lien Collateral Agent and the Noteholders, as the case may be, shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.04.            Subrogation. The Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby agrees not to assert or enforce any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Lender Claims has occurred.

Section 8.05.            Application of Payments. Except as otherwise provided herein, all payments received by the Senior Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Lender Claims as the Senior Lenders, in their sole discretion, deem appropriate, consistent with the terms of the Senior Lender Documents and this Intercreditor Agreement. Except as otherwise provided herein, the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, assents to any such extension or postponement of the time of payment of the Senior Lender Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Lender Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.06.            Consent to Jurisdiction and Venue; Service of Process; Waivers. The parties hereto consent to the jurisdiction of any Supreme Court for New York County, New York or in the United States District Court for the Southern District of New York and any appellate court from any thereof. The Grantors consent to service of process may be made by registered mail directed to such Grantor as provided in Section 8.07 for such Grantor and service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto in connection with the subject matter hereof.

Section 8.07.            Notices. All notices to the Noteholders and the Senior Lenders permitted or required under this Agreement may be sent to the Parity Lien Collateral Agent and the First-Lien Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, by electronic mail (with confirmation of receipt), courier service or first class U.S. mail and shall be deemed to have been given when delivered in person, by courier service or first class U.S. mail (registered or certified) or upon receipt of electronic mail. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Section 8.08.            Further Assurances. Each of the Parity Lien Collateral Agent, for itself and on behalf of the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, and the First-Lien Agent, on behalf of itself and the Senior Lenders, agrees that it shall take, at the expense of the Company, such further action and shall execute and deliver to the First-Lien Agent and the Senior Lenders such additional documents and instruments (in recordable form, if directed in writing) as the First-Lien Agent or the Senior Lenders may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

Section 8.09.            Company Notice of the Discharge of Senior Claims. The Company shall provide prompt written notice to the Parity Lien Collateral Agent of any Discharge of the Senior Lender Claims.

Section 8.10.            Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York, without regards to conflicts of laws.

Section 8.11.            Binding on Successors and Assigns. This Agreement shall be binding upon the First-Lien Agent, the Senior Lenders, the Trustee, each other agent, trustee and representative for Parity Lien Debt, the Parity Lien Collateral Agent, the Noteholders, and their respective permitted successors and assigns.

Section 8.12.            Specific Performance. The First-Lien Agent may demand specific performance of this Agreement. The Parity Lien Collateral Agent, on behalf of itself, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Lien Agent.

Section 8.13.            Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.14.            Counterparts; Telecopy Signatures. This Agreement may be signed in any number of counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument; and, delivery of executed signature pages hereof by telecopy transmission, or other electronic transmission in .pdf or similar format, from one party to another shall constitute effective and binding execution and delivery of this Agreement by such party.

Section 8.15.            Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Parity Lien Collateral Agent represents and warrants to the other parties hereto that it has been authorized by the Noteholders pursuant to Section 6(j) of the Collateral Agency Agreement to enter into this Agreement. The First-Lien Agent represents and warrants to the other parties hereto that it has been authorized by the Senior Lenders to enter into this Agreement.

Section 8.16.            No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of Senior Lender Claims and Parity Lien Claims. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 8.17.            Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding.

Section 8.18.            Designations. For purposes of the provisions hereof requiring the Company to designate Indebtedness for the purposes of the term “First-Lien Indebtedness,” any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an officer thereof and delivered to the Trustee, the Parity Lien Collateral Agent and the First-Lien Agent. For all purposes hereof and the Indenture and the Parity Lien Documents, the Company hereby designates the Indebtedness incurred pursuant to the Senior Facility as First-Lien Indebtedness.

Section 8.19.            Relative Rights; Conflict. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Senior Facility or the Indenture or any other Senior Lender Documents or Parity Lien Documents entered into in connection with the Senior Facility or the Indenture or permit the Company or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Senior Facility or any other Senior Lender Documents entered into in connection with the Senior Facility or the Indenture or any other Parity Lien Documents entered into in connection with the Indenture, (b) change the relative priorities of the Senior Lender Claims or the Liens granted under the Senior Lender Documents on the Common Collateral (or any other assets) as among the Senior Lenders, (c) otherwise change the relative rights of the Senior Lenders in respect of the Common Collateral as among such Senior Lenders or (d) obligate the Company or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Senior Facility or any other Senior Lender Document entered into in connection with the Senior Facility or the Indenture or any other Parity Lien Documents entered into in connection with the Indenture. As it relates to matters between the Parity Lien Collateral Agent, the Trustee, any other agent, trustee or representative for Parity Lien Debt and the Noteholders on the one hand, and the First-Lien Agent and the Senior Lenders on the other hand, in any conflict between the provisions of this Agreement and the Senior Lender Documents or the Parity Lien Documents, this Agreement shall govern.

Section 8.20.            Force Majeure. In no event shall the Parity Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Parity Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 8.21.            Parity Collateral Agent.

(a)             No provision of this Intercreditor Agreement shall require the Parity Collateral Agent to expend or risk its own funds or otherwise incur any liability, financial liability or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers even .if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(b)             In no event shall the Parity Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind (including, but not limited to, loss of profit) irrespective of whether the Parity Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c)             The Parity Collateral Agent is entering into this Intercreditor Agreement not in its individual capacity but solely in its capacity as Parity Collateral Agent under the Parity Lien Documents in entering into this Intercreditor Agreement and acting hereunder, the Parity Collateral Agent shall be entitled to all the rights, benefits, protections, immunities, and indemnities granted to the Parity Collateral Agent under the Parity Lien Documents.

(d)             The permissive authorizations, entitlements, powers and rights granted to the Parity Collateral Agent herein shall not be construed as duties. Any exercise of discretion on behalf of the Parity Collateral Agent shall be exercised in accordance with the terms of the Parity Lien Documents. The Parity Collateral Agent shall be entitled to refrain from any act or the taking of any action hereunder or under any of Parity Lien Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until the Parity Collateral Agent shall have received instructions from the First-Lien Collateral Agent or the Noteholders, as applicable, and if the Parity Collateral Agent deems necessary, satisfactory indemnity, and shall not be liable for any such delay in acting. The Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to this Intercreditor Agreement, any Parity Lien Documents or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law.

(e)             Notwithstanding anything herein to the contrary, the Parity Collateral Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Intercreditor Agreement to be duly executed and delivered as of the date first above written.

[__], as First-Lien Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Parity Lien Collateral Agent

By:
Name:
Title:

Acknowledged and Agreed to by:

Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Grantors:

CENTURY ALUMINUM COMPANY

By:
Name:
Title:

CENTURY KENTUCKY, INC.

By:
Name:
Title:

METALSCO, LLC

By:
Name:
Title:

SKYLINER, LLC

By:
Name:
Title:

NSA GENERAL PARTNERSHIP

By: Century Kentucky, Inc., its Managing Partner

By:
Name:
Title:

CENTURY ALUMINUM OF KENTUCKY GENERAL PARTNERSHIP

By: Metalsco, LLC, its Managing Partner

By:
Name:
Title:

CENTURY ALUMINUM HOLDINGS LLC

By:
Name:
Title:

CENTURY MARKETER LLC

By:
Name:
Title:

CENTURY ALUMINUM SEBREE LLC

By:
Name:
Title:

CENTURY ALUMINUM OF SOUTH CAROLINA, INC.

By:
Name:
Title: